UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INFINERA CORPORATION

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(Name of person(s) filing proxy statement, if other than the registrant)

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Infinera Corporation

140 Caspian Court

Sunnyvale, CA 94089

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2012

10:00 a.m., Pacific Time

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Infinera Corporation, a Delaware corporation (“Infinera”). Notice is hereby given that the meeting will be held on May 16, 2012, at 140 Caspian Court, Sunnyvale, CA 94089 at 10:00 a.m., Pacific Time, for the following purposes:

1.	To elect to the Board of Directors (the “Board”) the three nominees for Class II directors named in the Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2012;

3.	To approve, on an advisory basis, Infinera’s executive compensation, as described in the Proxy Statement; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 21, 2012. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any postponement or adjournment thereof. A list of our stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to inform you that Infinera will again be utilizing the U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need more quickly and conveniently, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

As a stockholder of Infinera, your vote is important. Whether or not you expect to attend the Annual Meeting in person, it is important that you vote as soon as possible so that your shares are represented.

On behalf of our Board, thank you for your participation in this important annual process.

By Order of the Board,
/S/ MICHAEL O. MCCARTHY III
Michael O. McCarthy III
Chief Legal and Administrative Officer and Corporate Secretary

Sunnyvale, California
March 30, 2012

i

INFINERA CORPORATION

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND VOTING PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I being provided access to these proxy materials?

A:	The Board of Directors (the “Board”) of Infinera Corporation (“Infinera”) is providing you access to these proxy materials in connection with the solicitation of proxies for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 16, 2012 at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described herein. These materials were first sent or given to stockholders on or about March 30, 2012.

Q:	What is the Notice of Internet Availability of Proxy Materials?

A:	In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of Infinera’s proxy materials to all stockholders entitled to vote at the Annual Meeting, Infinera is furnishing the proxy materials to its stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing the documents to you and will reduce the impact of our Annual Meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of Infinera’s proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Infinera’s principal executive offices, located at 140 Caspian Court, Sunnyvale, California 94089.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the close of business on March 21, 2012 (the “Record Date”). You should bring photo identification for entrance into the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m., Pacific Time.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

-	The election of three Class II directors to serve until the 2015 Annual Meeting of Stockholders or until successors have been duly elected and qualified;
-	The ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2012; and

-	The advisory approval of Infinera’s executive compensation, as described in the Proxy Statement.

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement at the Annual Meeting.

Q:	What is the voting requirement to approve each of the proposals and how does the Board recommend that I vote?

A:	Proposal 1—Directors are elected by a plurality vote, which means that the three directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. Abstentions and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors. The Board unanimously recommends that you vote your shares “FOR” the nominees listed in Proposal 1.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for the fiscal year ending December 29, 2012, requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—The advisory approval of Infinera’s executive compensation requires the affirmative vote of a majority of the total votes cast by holders of shares present in person, or represented by proxy, and entitled to vote on this proposal at the Annual Meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote. The Board unanimously recommends that you vote your shares “FOR” Proposal 3.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Stockholders of Record—If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the “stockholder of record”

with respect to those shares, and, with the exception of certain stockholders who have been solicited by mail, the Notice has been sent directly to you by Infinera.

Beneficial Owners—Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice has been forwarded to you by your broker, trustee or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, refer to the voting instruction card provided by your broker, trustee or other nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Quorum and Voting

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record of Infinera’s common stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of the Record Date. As of the close of business on the Record Date, there were 109,467,315 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Infinera’s common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, as amended, abstentions and broker “non-votes” are counted as present and entitled to vote and are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What is a broker “non-vote” and how are they counted at the Annual Meeting?

A:	A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or did not exercise discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” will be counted towards the presence of a quorum, but will not be counted towards the vote total for any proposal. The ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2) is considered to be a “routine” matter for which such discretionary voting power should exist and your nominee will be able to vote on that item even if your nominee does not receive instructions from you, so long as your nominee holds your shares in their name. The election of directors (Proposal 1) and the advisory approval of Infinera’s executive compensation (Proposal 3) are “non-routine” matters for which such discretionary voting power does not exist. If you do not instruct your nominee how to vote with respect to these proposals, your nominee may not vote with respect to such proposals and those votes will be counted as broker “non-votes” for Proposals 1 and 3.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Stockholders of Record—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting, even if previously voted by another method.

Beneficial Owners—Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy (please refer to the voting instructions in the Notice or below). If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee (please refer to the voting instructions provided to you by your broker, trustee or other nominee).

Internet—Stockholders of record with Internet access may submit proxies by following the instructions on the Notice. Most of Infinera’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will receive information explaining this procedure.

Mail—If you have not already received one, you may request a proxy card from Infinera, and indicate your vote by completing, signing and dating the card where indicated and returning it in the prepaid envelope that will be included with the proxy card.

Q:	How will my shares be voted if I submit a proxy via the Internet, by telephone or by mail and do not make specific choices?

A:	If you are a stockholder of record or have obtained a legal proxy from your broker, trustee or other nominee that holds your shares giving you the right to vote the shares, and you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. If you are a beneficial owner of shares and your broker, trustee or other nominee does not receive instructions from you about how your shares are to be voted, the shares represented by that proxy will not be voted with respect to Proposals 1 or 3 and will be counted as broker non-votes, and will be voted with respect to Proposal 2 at the discretion of your broker, trustee or other nominee.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

Stockholders of Record—If you are a stockholder of record, you may change your vote by (1) filing with Infinera’s Chief Legal and Administrative Officer, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by Infinera’s Chief Legal and Administrative Officer prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Infinera’s Chief Legal and Administrative Officer or should be sent to Infinera’s principal executive offices, Attn: Chief Legal and Administrative Officer.

Beneficial Owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

A stockholder of record that has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote at a later time but prior to 11:59 p.m., Eastern Time, on the day prior to the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	Infinera will bear all expenses of soliciting proxies for the Annual Meeting. Infinera may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Directors, officers and employees of Infinera may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Infinera may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Infinera’s costs for such services, if retained, will not be significant.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Infinera intends to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Additional Information

Q:	What should I do if I receive more than one Notice or set of proxy materials?

A:	If you receive more than one Notice or set of proxy materials, your shares are likely registered in more than one name or brokerage account. Please follow the voting instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Can I access Infinera’s proxy materials and Annual Report on Form 10-K via the Internet?

A:	Infinera’s proxy materials will be available on its website at http://www.infinera.com/annual_meeting, and all stockholders of record and beneficial owners will have the ability to vote free of charge online with their control number referred to in the Notice at http://www.proxyvote.com. Infinera’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Annual Report”) is also available on the Internet as indicated in the Notice. In addition, you can access this Proxy Statement and the 2011 Annual Report by going to Infinera’s website at http://www.infinera.com/annual_meeting. The 2011 Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board currently consists of nine directors and is divided into three classes, each consisting of three directors. Each class of our Board serves a staggered three-year term. Our Class II directors, whose terms expire at the Annual Meeting, are Dan Maydan, Ph.D., David F. Welch, Ph.D. and Paul J. Milbury.

At the Annual Meeting, three directors will be elected to fill positions as Class II directors. Drs. Maydan and Welch and Mr. Milbury are each a Class II director and are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Nominating and Governance Committee and has been approved by the Board. Each of the nominees for our Class II directors, if elected, will serve for a three-year term expiring at the 2015 Annual Meeting of Stockholders, or until his successor is elected and qualified, or until his earlier death, resignation or removal from the Board.

Director Qualifications

The Nominating and Governance Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Nominating and Governance Committee generally recommends that any new director be appointed to the class of directors that is up for re-election at the next annual meeting of stockholders, while maintaining the quality of distribution of the three classes of directors that comprise the Board. The Nominating and Governance Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Infinera’s business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of The NASDAQ Stock Market (“NASDAQ”) and the SEC, such as the requirements to have a majority of independent directors and an Audit Committee Financial Expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. The Nominating and Governance Committee evaluates each director’s performance to determine suitability for re-election, taking into consideration, among other things, each director’s willingness to fully participate and contribute to the Board and its committees, ability to work constructively with the rest of the members of the Board, personal and professional integrity and familiarity with Infinera’s business, operations and markets.

Each of the nominees to fill positions as Class II directors has consented to serve if elected. However, if any of the persons nominated by the Board subsequently declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board will be voted by the proxy holders for the election of any other person or persons as the Board may recommend, or our Board, at its option, may further reduce the number of directors that constitute the entire Board.

Information Regarding Nominees and Continuing Directors

Set forth below is information regarding each person nominated for election as a Class II director at the Annual Meeting, as well as for each director continuing service on the Board, including their ages as of March 30, 2012, the periods during which they have served as a director, certain information as to their principal occupations, directorships they hold in corporations whose shares are publicly registered and qualifications for serving as a member of our Board, including the skills, qualities, attributes and experiences that led the Board to determine it is appropriate to nominate these directors.

Nominees for Election as Class II Directors whose Terms Expire at the 2015 Annual Meeting of Stockholders

Dan Maydan, Ph.D. Director since 2001 Age 76

Dan Maydan, Ph.D. has been a member of our Board since September 2001. From December 1993 to April 2003, Dr. Maydan served as President of Applied Materials Inc., a semiconductor equipment manufacturing company, and was appointed President Emeritus of Applied Materials in April 2003. Dr. Maydan was a member of the board of directors of Applied Materials from June 1992 until March 2006. Dr. Maydan serves on the board of directors of Electronics for Imaging, Inc., a digital imaging and print management solutions company, or EFI.

Dr. Maydan brings to the Board a significant institutional knowledge of Infinera through his long-standing service on the Board and service on our Compensation and Nominating and Governance Committees. The Board also benefits from Dr. Maydan’s executive management, technical and industry experience from his time at Applied Materials, as well as his experience as a public company director at Applied Materials and EFI.

David F. Welch, Ph.D. Director since 2010 Age 51

David F. Welch, Ph.D. co-founded Infinera and has served as our Executive Vice President, Chief Strategy Officer, since January 2004 and as a member of our Board since October 2010. From January 2005 to January 2009, Dr. Welch served as our Chief Marketing Officer. From May 2001 to January 2005, Dr. Welch served as our Chief Development Officer/Chief Technology Officer. From May 2001 to November 2006, Dr. Welch also served as a member of our Board. Prior to founding Infinera, Dr. Welch was Chief Technology Officer of the Transmission Products Group of JDS Uniphase Corporation, an optical component company. From January 1985 to February 2001, Dr. Welch served in various executive roles, including Chief Technology Officer and Vice President of Corporate Development for SDL Inc., an optical component company.

As co-founder and Executive Vice President, Chief Strategy Officer of Infinera, Dr. Welch has strong institutional knowledge of Infinera, coupled with a deep technical understanding of the optical networking industry. The Board believes that Dr. Welch’s leadership skills, industry experience and comprehensive technical knowledge provide the Board with an important perspective into Infinera’s product development, marketing and selling strategies. The Board also benefits from Dr. Welch’s service on our Technology and Acquisition Committee.

Paul J. Milbury Director since 2010 Age 63

Paul J. Milbury has been a member of our Board since July 2010. Mr. Milbury served as Vice President of Operations and Chief Financial Officer of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems, Inc., a networking and telecommunications company, in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks into Cisco Systems to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as Vice President and Chief Financial Officer of Avid Technology, Inc., a digital media creation, management and distribution solutions company.

As Chairman of our Audit Committee and as an Audit Committee Financial Expert, Mr. Milbury provides the Board with a strong understanding and high level of experience in the areas of finance, accounting and operations. The Board also benefits from Mr. Milbury’s service on our Compensation Committee, his executive management experience at Starent Networks, Cisco Systems and Avid Technology, and his experience as a director at Crossbeam Systems and Accedian Networks.

Incumbent Class I Directors whose Terms Expire at the 2014 Annual Meeting of Stockholders

Thomas J. Fallon Director since 2009 Age 50

Thomas J. Fallon has served as our President and Chief Executive Officer since January 2010 and as a member of our Board since July 2009. Mr. Fallon served as our Chief Operating Officer from October 2006 to December 2009 and as our Vice President of Engineering and Operations from April 2004 to September 2006. From August 2003 to March 2004, Mr. Fallon was Vice President, Corporate Quality and Development Operations of Cisco Systems. From May 2001 to August 2003, Mr. Fallon served as General Manager of Cisco Systems’ Optical Transport Business Unit.

As the President and Chief Executive Officer of Infinera, the Board believes that Mr. Fallon provides significant institutional knowledge of Infinera and industry knowledge, as well as key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Mr. Fallon’s leadership skills and executive management experience, along with his operational management experience and technical expertise, enable Mr. Fallon to make significant contributions to the Board.

Kambiz Y. Hooshmand Director since 2009 Age 50

Kambiz Y. Hooshmand has been a member of our Board since December 2009 and has served as Chairman of our Board since October 2010. From March 2005 to May 2009, Mr. Hooshmand served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a communications solutions company, or AMCC. From March 2000 to February 2002, Mr. Hooshmand served as Vice President and Division General Manager of the DSL Business Unit at Cisco Systems. From February 2002 to March 2005, Mr. Hooshmand served as Group Vice President and General Manager of Cisco Systems. From June 1997 to February 2000, Mr. Hooshmand served as Cisco System’s Vice President of Engineering. From January 1992 to June 1997, Mr. Hooshmand served as Director of Engineering of StrataCom, Inc., a networking solutions company, which was acquired by Cisco Systems.

As the Chairman of the Board of Infinera, Mr. Hooshmand brings his leadership skills, industry experience and comprehensive knowledge of Infinera’s business, financial position and operations to the Board deliberations. Mr. Hooshmand brings significant executive management and technical experience in the networking industry as a result of his executive positions at AMCC, Cisco Systems and StrataCom. The Board also benefits from Mr. Hooshmand’s service on our Nominating and Governance and Technology and Acquisition Committees.

Philip J. Koen Director since 2010 Age 60

Philip J. Koen has been a member of our Board since February 2010. Mr. Koen has been the Chairman of the board of directors and Chief Executive Officer of Intermedia.net, Inc., a cloud-based provider of hosted Microsoft Exchange, collaboration and content management services, since June 2011. From February 2010 to May 2011, Mr. Koen served as Chief Executive Officer of Montero Partners, an advisory services company. From March 2006 to January 2010, Mr. Koen served as Chief Executive Officer and Director of SAVVIS, Inc., a cloud infrastructure and hosted IT solutions provider. From July 1999 until February 2006, Mr. Koen was employed by Equinix, Inc., a provider of network neutral data centers and Internet exchange services, as President and Chief Operating Officer and as Chief Financial Officer.

The Board believes that Mr. Koen’s leadership skills, executive management experience and industry experience provides the Board with a high level of expertise and experience in the operations of a global, technology company. In addition, the Board benefits from Mr. Koen’s prior experience as a public company director at SAVVIS, significant experience in the areas of finance, accounting and audit oversight, and service on our Audit and Technology and Acquisition Committees.

Incumbent Class III Directors whose Terms Expire at the 2013 Annual Meeting of Stockholders

Kenneth A. Goldman Director since 2005 Age 62

Kenneth A. Goldman has been a member of our Board since February 2005. Mr. Goldman has been the Senior Vice President, Finance and Administration, and Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions, since September 2007. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. From December 1999 to December 2003, Mr. Goldman served as an advisory council member of the Financial Accounting Standards Board Advisory Council. Mr. Goldman serves on the board of directors of NXP Semiconductors N.V., a mixed signal and standards product semiconductor company.

As a member of our Audit Committee and as an Audit Committee Financial Expert, the Board believes that Mr. Goldman provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight. The Board also benefits from Mr. Goldman’s service as Chairman of our Compensation Committee, extensive executive experience and service as a member of the Financial Accounting Standards Board Advisory Council.

Carl Redfield Director since 2006 Age 65

Carl Redfield has been a member of our Board since August 2006. From September 2004 to his retirement in May 2008, Mr. Redfield served as Senior Vice President, New England executive sponsor, of Cisco Systems. From February 1997 through September 2004, Mr. Redfield served as Cisco Systems’ Senior Vice President, Manufacturing and Logistics.

The Board believes that Mr. Redfield’s executive management experience, along with his significant manufacturing and logistics experience, enable Mr. Redfield to make significant contributions to the Board. In addition, the Board benefits from Mr. Redfield’s institutional knowledge of Infinera and his service as a member of our Compensation Committee and as Chairman of our Nominating and Governance Committee.

Mark A. Wegleitner Director since 2011 Age 61

Mark A. Wegleitner has been a member of our Board since May 2011. From September 2007 until his retirement in July 2010, Mr. Wegleitner served as the Senior Vice President, Technology, for Verizon Communications Inc., a telecommunications company, where his responsibilities included technology assessment, network architecture, platform development and laboratory testing for wireline and wireless communications networks. From July 2000 to September 2007, he served as Chief Technology Officer for Verizon, with responsibility for wireline communications technologies. Prior to the creation of Verizon, Mr. Wegleitner held various positions in the Network Services division of Bell Atlantic, a telecommunications company, including Chief Technology Officer from January 1999 to July 2000. Prior to joining Bell Atlantic, he worked at Bell Laboratories and AT&T General Departments.

The Board believes that Mr. Wegleitner’s extensive experience in the telecommunications industry provides the Board with a high level of expertise and experience. The Board also benefits from Mr. Wegleitner’s service as a member of our Nominating and Governance Committee and Chairman of our Technology and Acquisition Committee.

Vote Required

Directors are elected by a plurality vote, which means that the three directors who receive the most “FOR” votes cast by the shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected. Abstentions and broker non-votes will not affect the outcome of the election. Stockholders may not cumulate votes in the election of directors.

Proposal 1—Recommendation of the Board

Our Board unanimously recommends a vote “FOR” the election to the Board of the three Class II nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Infinera has adopted a number of policies and practices, some of which are described below, that highlight its commitment to sound corporate governance principles. Infinera also maintains a Corporate Governance section on the Investor Relations’ page on its website, which can be found at http://www.infinera.com.

Independence of the Board

In accordance with the current listing standards of NASDAQ, the Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board has determined that, with the exception of Mr. Fallon and Dr. Welch, both of whom are employees of Infinera, all of its members are “independent directors,” using the definition of that term in the listing standards of NASDAQ. Also, all members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee, as more fully described below, are independent directors.

Stockholder Communications with our Board

Stockholders may communicate with our Board by writing to the following address:

Board of Directors

c/o Chief Legal and Administrative Officer

Infinera Corporation

140 Caspian Court

Sunnyvale, CA 94089

Communications are distributed to the Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any independent or non-employee director upon request.

Board Leadership Structure

In January 2010, we separated the positions of Chairman of the Board and Chief Executive Officer (“CEO”). Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our Bylaws do not require that our Chairman of the Board and CEO positions be separate, the Board believes that having separate positions is the appropriate leadership structure for Infinera at this time and demonstrates our commitment to good corporate governance practices. The Board has assigned the Chairman of the Board with responsibility for presiding over meetings of the Board, developing meeting agendas, facilitating communication between management and the Board, representing director views to management and improving meeting effectiveness, among other things.

The Board believes that its leadership structure is appropriate. The Board also believes that the combination of an independent chairman, three of our four committees comprised entirely of independent directors and the regular use of executive sessions of the independent directors enables the Board to maintain independent oversight of our strategies and activities.

Board Oversight of Risk

Risk is inherent with every business and the Board is responsible for overseeing our risk management function. Members of our senior management team are responsible for implementation of our day-to-day risk management processes, while the Board, as a whole and through its committees, has responsibility for the oversight of overall risk management. In connection with the Board’s annual strategic plan review, senior management makes a multidisciplinary presentation to the Board that includes any significant strategic, operational, financial, legal and compliance risks facing Infinera, our general risk management strategy and actions taken by senior management in compliance with this strategy. At other meetings of the Board, senior management provides updates to the Board on any specific risk-related issues. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. In addition, each of the committees of our Board considers any risks that may be within its area of responsibilities and Board members or Board committee members periodically engage in discussions with members of our senior management team as appropriate. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit Committee also discusses policies with respect to risk assessment and risk management and reports are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Technology and Acquisition Committee assists the Board in fulfilling its oversight responsibilities with respect to managing the risks associated with Infinera’s strategy, technology development, and acquisitions and investments.

Code of Business Conduct and Ethics

Infinera has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions) and our directors. The Code of Business Conduct and Ethics reflects Infinera’s policy of dealing with all persons, including our customers, employees, investors and suppliers, with honesty and integrity. All employees are required to complete training on our Code of Business Conduct and Ethics.

A copy of our Code of Business Conduct and Ethics is posted on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page. You may also obtain a copy of our Code of Business Conduct and Ethics without charge by writing to: Infinera Corporation, 140 Caspian Court, Sunnyvale, CA 94089, Attn: Corporate Secretary. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and our directors on our website identified above or on a Form 8-K if required by the applicable listing standards.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines which govern, among other things, member criteria, responsibilities, compensation and education, committee composition and charters, communication activities and management succession. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

Stock Ownership Guidelines

Our Board believes that it is important to link the interests of our directors and management to those of our stockholders. Accordingly, the Compensation Committee adopted Stock Ownership Guidelines for our directors and executive officers who are designated as reporting officers under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”). The Stock Ownership Guidelines require our directors and Section 16 Officers to accumulate and hold a minimum number of shares of Infinera common stock within three years of the later of the effective date of the guidelines, the date of appointment or promotion of the Section 16 Officer or the election of the director. The following bullet points list the specific Infinera stock ownership requirements as a multiple of each Section 16 Officers’ base salary or directors’ annual cash retainer:

• CEO:	4x base salary
• CFO:	2x base salary
• Other Section 16 Officers:	1x base salary
• Directors:	2x annual cash retainer

For purposes of calculating the stock ownership of each Section 16 Officer and director, we aggregated all Infinera common stock owned or beneficially owned by each Section 16 Officer or director, together with all vested, but unexercised in-the-money stock options. As of the Record Date, each of our Section 16 Officers and directors has either satisfied these ownership guidelines or had time remaining to do so.

Information Regarding the Board and its Committees

The Board met eight times during fiscal 2011 and acted by unanimous written consent once. During fiscal 2011, each director then in office attended 75% or more of the meetings of the Board and the committees on which he served during the period for which he was a director, committee chairman or committee member, as applicable. Our independent directors meet in executive sessions, without management present, during most regular meetings of the Board.

Directors are encouraged, but not required, to attend our annual meetings of stockholders. Two members of our Board attended our 2011 Annual Meeting of Stockholders.

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology and Acquisition Committee. Mr. Fallon does not serve on any committees of the Board. The following table provides membership and meeting information for the Board and each of the committees of the Board as of the end of fiscal 2011:

Name	Board	Audit	Compensation	Nominating and Governance	Technology and Acquisition(1)
Thomas J. Fallon	M	—	—	—	—
Kenneth A. Goldman(2)	M	M	C	—	—
Kambiz Y. Hooshmand(3)	C	—	—	M	M
Philip J. Koen(4)	M	M	—	—	M
Dan Maydan, Ph.D.	M	—	M	M	—
Paul J. Milbury(5)	M	C	M	—	—
Carl Redfield(6)	M	—	M	C	—
Mark A. Wegleitner(7)	M	—	—	M	C
David F. Welch, Ph.D.(8)	M	—	—	—	M
Total meetings in fiscal 2011	8	10	6	4	2

C = Chairman

M = Member

(1)	The Acquisition Committee was reconstituted in October 2011 as the Technology and Acquisition Committee.
(2)

In September 2011, Mr. Goldman replaced Mr. Redfield as Chairman of the Compensation Committee, resigned as Chairman of the Audit Committee, but remained a member of that committee, and resigned as a member of the Technology and Acquisition Committee.

(3)	Mr. Hooshmand resigned as a member of the Compensation Committee and Acquisition Committee in September 2011 and was appointed as a member of the Technology and Acquisition Committee in December 2011.
(4)	Mr. Koen resigned as a member of the Acquisition Committee in September 2011 and was appointed as a member of the Technology and Acquisition Committee in December 2011.
(5)	Mr. Milbury replaced Mr. Goldman as Chairman of the Audit Committee in September 2011.
(6)	In September 2011, Mr. Redfield resigned from his position as Chairman of the Compensation Committee, but remained a member of that committee.
(7)

In May 2011, Mr. Wegleitner was appointed as a member of our Board and as a member of the Nominating and Governance Committee. In October 2011, he was appointed Chairman of the Technology and Acquisition Committee.

(8)	Dr. Welch was appointed as a member of the Technology and Acquisition Committee in October 2011.

Below is a description of each standing committee of the Board. The Board has determined that each member of the Audit, Compensation, and Nominating and Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Infinera. Each committee of the Board has a written charter approved by the Board. Copies of each charter are posted on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

Audit Committee

The Audit Committee reviews and monitors our financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our Audit Committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. All related party transactions are subject to approval by our Audit Committee. A more detailed description of the Audit Committee’s functions can be found in our Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of the Audit Committee are Messrs. Goldman, Koen and Milbury. Mr. Milbury chairs the Audit Committee. The Audit Committee met ten times during fiscal 2011. The Audit Committee did not act by written consent during fiscal 2011. Each member of our Audit Committee is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of NASDAQ. In addition to qualifying as independent under the NASDAQ rules, each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ Audit Committee requirements. The Board has determined that Messrs. Goldman and Milbury are each an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, including the relevant independence requirements. The designation does not impose on Messrs. Goldman and Milbury any duties, obligations or liabilities that are greater than are generally imposed on them as members of the Audit Committee and the Board.

Compensation Committee

The Compensation Committee has the responsibility, authority and oversight relating to the development of our overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, as well as administers all of our compensation plans for executive officers. The Compensation Committee seeks to assure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Our compensation program for executive officers focuses on addressing the following principal objectives:

•	Attract and retain talented personnel by offering competitive compensation packages;

•	Motivate employees to achieve strategic and tactical objectives and the profitable growth of Infinera;

•	Reward employees for individual and corporate performance; and

•	Align executive compensation with stockholder interests.

In making compensation decisions, the Compensation Committee also seeks to promote teamwork among and high morale within our executive team. The Compensation Committee evaluates the performance of our CEO against objectives set by the Board and may seek assistance in such evaluation from the Chairman of the Board and its compensation consultant. Our CEO is asked by the Compensation Committee to provide his assessment of the performance of the other executive officers, but he does not participate in the determination of his own compensation. He is assisted by our Vice President of Human Resources and our Chief Legal and Administrative Officer in making the assessments of the performance of the executive officers. No other executive officers participate in the determination of the amount or form of the compensation of executive officers.

The Compensation Committee also oversees, reviews and administers all of our material employee benefit plans, including our 401(k) plan, and reviews and approves various other compensation policies and matters. The Compensation Committee may form and delegate authority to one or more subcommittees as appropriate. A more detailed description of the Compensation Committee’s functions can be found in our Compensation Committee charter. A copy of the Compensation Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The Compensation Committee currently consists of Messrs. Goldman, Milbury and Redfield and Dr. Maydan. Mr. Goldman chairs the Compensation Committee. The Compensation Committee met six times during fiscal 2011. The Compensation Committee did not act by written consent during fiscal 2011. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code and satisfies the NASDAQ independence requirements.

During fiscal 2011, the Compensation Committee engaged the services of Compensia, Inc. (“Compensia”) to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design, the amount of cash and equity compensation awarded to executive officers, and to gather market data and compensation information, including data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and to develop recommendations for structuring Infinera’s compensation programs. The Compensation Committee selected Compensia, who reports directly to the Compensation Committee and interacts with management at the direction of the Compensation Committee. Compensia has not performed work for Infinera other than pursuant to the engagement by the Compensation Committee. The Compensation Committee regularly, but not less than annually, considers the independence of Compensia and determines whether any related conflicts of interest requires disclosure.

Non-Executive Equity Award Subcommittee

The levels for new hire, promotion and annual retention equity awards for executive officers are reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee has delegated to the Non-Executive Equity Award Subcommittee, consisting of the CEO, Chief Legal and Administrative Officer and Vice President of Human Resources, the authority to formally approve new hire, promotional and annual retention equity awards to certain employees pursuant to guidelines pre-approved by the Compensation Committee. The delegation does not include the authority to make equity awards to new employees who are executive officers of Infinera. The Non-Executive Equity Award Subcommittee generally meets on the first Monday of each month (unless it is a holiday, in which case the Non-Executive Equity Award Subcommittee meets on the first business day thereafter) to approve new hire and promotional grants that are within the pre-approved guidelines. The delegation of authority to the Non-Executive Equity Award Subcommittee is not exclusive and the Board and Compensation Committee have retained the right to approve any equity awards. The Non-Executive Equity Award Subcommittee met 14 times during fiscal 2011.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and implements corporate governance policies and practices and recommends the compensation for the non-employee directors of the Board. In addition, the Nominating and Governance Committee is responsible for identifying, evaluating and making recommendations of nominees to the Board and evaluating the performance of the Board and individual directors, including those eligible for re-election at the annual meeting of stockholders. The Nominating and Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating and making recommendations to the Board concerning corporate governance matters and overseeing the evaluation of management. A more detailed description of the Nominating and Governance Committee’s functions can be found in our Nominating and Governance Committee charter. A copy of our Nominating and Governance Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of our Nominating and Governance Committee are Messrs. Hooshmand, Redfield and Wegleitner and Dr. Maydan, each of whom is independent under the listing standards of NASDAQ. Mr. Redfield chairs the Nominating and Governance Committee. The Nominating and Governance Committee met four times during fiscal 2011. The Nominating and Governance Committee did not act by written consent during fiscal 2011.

Board Nominees and Diversity

The Nominating and Governance Committee reviews and reports to our Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our Nominating and Governance Committee reviews and makes recommendations to our Board regarding the size and composition of our Board and the appropriate qualities and skills required of our directors in the context of the then-current composition of our Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. While we do not have a formal written policy on director diversity, the Board and the Nominating and Governance Committee consider diversity when reviewing the overall composition of the Board and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. These factors, and others considered useful by our Nominating and Governance Committee, are reviewed in the context of an assessment of the perceived needs of our Board at a particular point in time. As a result, the priorities and emphasis of our Nominating and Governance Committee and of our Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective directors.

Our Nominating and Governance Committee leads the search for, selects and recommends candidates for election to our Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of our Board or by our executive officers. From time to time, our Nominating and Governance Committee may engage the services of a third-party search firm to identify director candidates. Our Nominating and Governance Committee will also consider candidates proposed in writing by stockholders, provided such proposal meets the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement and is accompanied by the required information about the candidate specified in Section 2.4 of our Bylaws. Candidates proposed by stockholders are evaluated by our Nominating and Governance Committee using the same criteria as for all other candidates.

If a stockholder wishes to recommend a director candidate for consideration by the Nominating and Governance Committee, pursuant to Infinera’s Corporate Governance Guidelines, the stockholder must have held at least 1,000 shares of our common stock for at least six months and must notify the Nominating and Governance Committee by writing to our Chief Legal and Administrative Officer at our principal executive offices, and must include:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board;

•	The director candidate’s written consent to (a) if selected, be named in our proxy statement and proxy and (b) if elected, to serve on the Board;

•	The other information set forth in the applicable sections of Section 2.4 of our Bylaws; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Technology and Acquisition Committee

The Technology and Acquisition Committee reviews with management, makes recommendations to the Board on and, when expressly authorized by the Board, approves acquisitions, investments, joint ventures and other strategic transactions in which we engage from time to time as part of our business strategy. The Technology and Acquisition Committee also evaluates the execution, financial results and integration of any such potential transactions. In addition, the Technology and Acquisition Committee provides advice and counsel on matters relating to technology and innovation, as well as enhancing the Board’s understanding to allow for better input and direction regarding our strategy, progress and risks. A more detailed description of the Technology and Acquisition Committee’s functions can be found in our Technology and Acquisition Committee charter. A copy of the Technology and Acquisition Committee charter is available on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

The current members of the Technology and Acquisition Committee are Messrs. Hooshmand, Koen and Wegleitner and Dr. Welch. Mr. Wegleitner chairs the Technology and Acquisition Committee. The Technology and Acquisition Committee met twice during fiscal 2011 and acted once by written consent.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board currently consists of Messrs. Goldman, Milbury and Redfield and Dr. Maydan. None of these individuals was at any time during fiscal 2011, or at any other time, an executive officer or employee of Infinera. No member of our Compensation Committee had any relationship with us during fiscal 2011 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or our Compensation Committee.

COMPENSATION OF DIRECTORS

Our director compensation program is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board and to act in their best interest. The Nominating and Governance Committee, which consists solely of independent directors, has the primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board. The Nominating and Governance Committee has engaged an outside advisor to provide relevant market data regarding director compensation programs. The Nominating and Governance Committee and Board determined that a mix of cash compensation and equity awards should be utilized in our director compensation program for independent directors. Directors who are also employees of Infinera do not participate in our director compensation program nor do they receive any additional compensation for their service as directors.

Director Fees

During fiscal 2011, our cash compensation program for non-employee directors was as follows:

Position	Annual Retainer Fee
Non-Employee Director	$40,000
Chairman of the Board	$40,000
Audit Committee Chair	$30,000
Audit Committee Member	$12,500
Compensation Committee Chair	$16,000
Compensation Committee Member	$8,000
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee Member	$5,000

During fiscal 2011, we did not pay any fees to members of the Technology and Acquisition Committee. Each non-employee member of our Board also received fees of $2,000 per meeting of the Board attended in person and $1,000 per meeting attended telephonically. We do not pay any meeting fees for any of the committees of the Board. We pay the retainer fees set forth above in quarterly installments. Retainer fees, together with meeting attendance fees, are generally paid in arrears at the first Board meeting of each new fiscal quarter. In addition, we have a policy of reimbursing our directors for reasonable travel, lodging and other expenses incurred in connection with their attendance at Board and committee meetings.

Director Equity Awards

In May 2011, we granted stock options in the amount of 17,600 shares and 9,100 restricted stock units (“RSUs”) to each non-employee member of the Board then in office. Both the stock options and RSUs vest in full on May 18, 2012, subject to each non-employee director’s continued service to Infinera. The Nominating and Governance Committee considered a range of factors in determining the May 2011 director equity awards, including factors such as the amount of the Board’s cash compensation and number of Board and committee meetings required each year.

In May 2011, in connection with his election to the Board and consistent with our practice for awards to new Board members, Mr. Wegleitner was granted an award of stock options in the amount of 100,000 shares, which vest over a two-year period with 50% of the shares vesting on the one-year anniversary of the date of grant and the remainder vesting ratably each month thereafter over the next year, subject to Mr. Wegleitner’s continued service to Infinera.

Our policy has been to provide future non-employee directors with an initial equity award upon such director’s election to the Board. The form, amount and vesting schedule of such initial equity award will depend on our then-current practice regarding the form of equity awards granted to members of our Board and on our future common stock price and the associated Black Scholes valuation of such initial equity award.

2011 Summary of Director Compensation

The following table sets forth all of the compensation awarded to, earned by, or paid to the non-employee members of our Board in fiscal 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Kenneth A. Goldman	81,625	65,975	65,264	212,864
Kambiz Y. Hooshmand	104,000	65,975	65,264	235,239
Philip J. Koen	65,500	65,975	65,264	196,739
Dan Maydan, Ph.D.	66,000	65,975	65,264	197,239
Paul J. Milbury	77,875	65,975	65,264	209,114
Carl Redfield	77,000	65,975	65,264	208,239
Mark A. Wegleitner	35,692	—	363,160	398,852

(1)	The amounts in this column represent cash compensation paid to each non-employee director for services as a director during fiscal 2011.
(2)

The amounts in these columns represent the aggregate grant date fair value of the equity awards granted in fiscal 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC 718”). These amounts reflect Infinera’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth: (i) the aggregate number of equity awards outstanding at fiscal year-end; (ii) the aggregate number of equity awards granted during fiscal 2011; and (iii) the grant date fair value of the equity awards granted by Infinera during fiscal 2011 to each of our directors who was not a named executive officer.

Additional Information With Respect to Director Equity Awards

Name	Stock Awards Outstanding at Fiscal Year-End (#)(1)	Option Awards Outstanding at Fiscal Year-End (#)(2)	Stock Awards Granted During Fiscal 2011 (#)(3)	Option Awards Granted During Fiscal 2011 (#)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal 2011 ($)(4)
Kenneth A. Goldman	24,100	175,069	9,100	17,600	131,239
Kambiz Y. Hooshmand	9,100	132,100	9,100	17,600	131,239
Philip J. Koen	9,100	132,100	9,100	17,600	131,239
Dan Maydan, Ph.D.	24,100	94,600	9,100	17,600	131,239
Paul J. Milbury	9,100	117,600	9,100	17,600	131,239
Carl Redfield	24,100	157,100	9,100	17,600	131,239
Mark A. Wegleitner	—	100,000	—	100,000	363,160

(1)	Includes unvested RSUs and performance-based restricted stock units (“PSUs”).
(2)	Includes both vested and unvested stock options to purchase our common stock.
(3)	Includes unvested RSUs.
(4)

Represents the fair value of stock options, RSUs and PSUs, calculated in accordance with ASC 718. For stock option awards, that number is calculated by multiplying the Black-Scholes value by the number of stock options awarded. For RSUs and PSUs, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of units awarded.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 29, 2012 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Infinera and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2011 and December 25, 2010. All of the services described in the following table were approved in conformity with the Audit Committee’s pre-approval processes and procedures.

	2011	2010
Audit Fees	$1,256,000	$1,335,000
Tax Fees	32,000	36,000
All Other Fees	2,000	5,000

Total Fees	$1,290,000	$1,376,000

Audit Fees

This category of the table above includes fees for the integrated audit of our annual consolidated financial statements and review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. The preparation of Infinera’s audited consolidated financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by Ernst & Young LLP of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting.

Tax Fees

This category of the table above includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category of the table above principally includes support and advisory services provided by Ernst & Young LLP that are not included in the service categories reported above.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal and will not affect the outcome of the vote.

Proposal 2 – Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Infinera’s independent registered public accounting firm for its fiscal year ending December 29, 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board currently consists of the three non-employee directors named below. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board has also determined that Messrs. Goldman and Milbury are each an Audit Committee Financial Expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of Infinera’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

Infinera’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of Infinera included in our 2011 Annual Report.

The Audit Committee has also reviewed and discussed with Ernst & Young LLP our audited financial statements in the 2011 Annual Report. In addition, the Audit Committee has discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, Ernst & Young LLP has provided and the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with Ernst & Young LLP its independence from Infinera.

Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in Infinera’s 2011 Annual Report for filing with the SEC.

Submitted by the following members of the Audit Committee:

Paul J. Milbury, Chairman

Kenneth A. Goldman

Philip J. Koen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of the Record Date by:

•	Each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	Our named executive officers;

•	Each of our directors; and

•	All executive officers and directors as a group.

The information provided in this table is based on Infinera’s records, information filed with the SEC and information provided to Infinera, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with such person’s spouse. The table below is based upon information supplied by our named executive officers, directors and principal stockholders and Schedules 13G and 13G/A filed with the SEC. Our named executive officers include the CEO, the Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers at the end of fiscal 2011.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and beneficially owned by the person holding such stock options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 109,467,315 shares of common stock outstanding on the Record Date. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Infinera Corporation, 140 Caspian Court, Sunnyvale, CA 94089.

Name of Beneficial Owner	Common Shares Currently Held	Common Shares That May Be Acquired Within 60 Days of the Record Date(1)	Total Beneficial Ownership	Percent Beneficially Owned(2)
5% or More Stockholders
FMR LLC(3)	15,098,708	—	15,098,708	13.8%
Platinum Investment Management Limited(4)	8,795,399	—	8,795,399	8.0%
BlackRock, Inc.(5)	5,738,873	—	5,738,873	5.2%
Named Executive Officers and Directors
Thomas J. Fallon(6)	696,269	838,361	1,534,630	1.4%
Ita M. Brennan	67,212	182,988	250,200	*
David F. Welch, Ph.D.(7)	2,347,489	677,111	3,024,600	2.7%
Michael O. McCarthy III	43,532	271,421	314,953	*
Ronald D. Martin	14,971	53,228	68,199	*
Kenneth A. Goldman(8)	44,273	184,169	228,442	*
Kambiz Y. Hooshmand	5,500	141,200	146,700	*
Philip J. Koen(9)	6,083	141,200	147,283	*
Dan Maydan, Ph.D.(10)	68,400	103,700	172,100	*
Paul J. Milbury	—	118,366	118,366	*
Carl Redfield(11)	175,934	166,200	342,134	*
Mark A. Wegleitner	—	—	—	*
All current named executive officers and directors as a group (12 persons)	3,469,663	2,877,944	6,347,607	5.7%

*	Less than 1% of the outstanding shares of common stock.
(1)

Includes shares represented by vested, unexercised stock options as of the Record Date and stock options and RSUs that are expected to vest within 60 days thereof. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the stock options or RSUs, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 109,467,315 shares issued and outstanding on the Record Date.
(3)

According to a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC (“FMR”) and Edward C. Johnson III, all such shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, and Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR. Fidelity is the beneficial owner of 15,098,708 shares and has sole voting power with respect to 900 shares and sole dispositive power with respect to all reported shares. Mr. Johnson, Chairman of FMR, FMR (through its control of Fidelity) and the funds each has sole dispositive power with respect to 15,095,308 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity Funds, which power resides with the Board of Trustees of such funds. PGATC is the beneficial owner of 3,400 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive power over 3,400 shares and sole voting power with respect to none of the shares beneficially owned by PGATC. The address of Fidelity, FMR and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(4)

According to a Schedule 13G filed with the SEC on February 15, 2012 by Platinum Investment Management Limited (“Platinum”). Platinum is the beneficial owner of 8,795,399 shares and has sole voting power with respect to 7,469,150 shares and sole dispositive power with respect to all voting shares. The address of Platinum is Level 8, 7 Macquarie Place, Sydney, Australia NSW 2000.

(5)

According to a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 5,738,873 and has sole voting power with respect to 5,738,873 shares and sole dispositive power with respect to all voting shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(6)

Consists of (i) 175,699 shares held by the Fallon Family Revocable Trust dated 9/7/94; (ii) 250,000 shares held by the Thomas J. Fallon 2011 Annuity Trust A dated 8/1/11; (iii) 250,000 shares held by the Shannon F. Fallon 2011 Annuity Trust A dated 8/1/11 and (iv) 20,570 shares held by Mr. Fallon as trustee for his minor children. Mr. Fallon disclaims beneficial ownership of the shares held in trust for his minor children.

(7)

Consists of (i) 17,132 shares held by Dr. Welch; (ii) 174,614 shares held by the Welch Family Trust dated 4/3/96; (iii) 1,099,493 shares held by LRFA, LLC, a limited liability company of which Dr. Welch is the sole managing member; (iv) 500,000 shares held by Welch Group, L.P., a limited partnership of which Dr. Welch is the general partner; (v) 553,750 shares held by SEI Private Trust Company, Trustee of the Welch Family Heritage Trust I u/l dated 9/24/01 and (vi) 2,500 shares held by Dr. Welch as trustee for his minor children. Dr. Welch disclaims beneficial ownership of the shares held in trust for his minor children.

(8)	Consists of (i) 7,500 shares held by Mr. Goldman; (ii) 3,051 shares held by the Goldman-Valeriote Family Trust u/a/d 11/15/95 and (iii) 33,722 shares held by G.V. Partners, L.P.
(9)	Consists of (i) 583 shares held by Mr. Koen and (ii) 5,500 shares held by the Koen Family Trust dated 11/3/10.
(10)	Consists of (i) 54,597 shares held by Dan Maydan, TTEE, Maydan Marital Share One UAD 5/6/00 and (ii) 13,803 shares held by Dan Maydan, TTEE, Dan Maydan 1981 Trust Marital Share 1 U/A DTD 3/26/81.
(11)	Consists of (i) 89,562 shares held by Mr. Redfield and (ii) 86,372 shares held by the Carl Redfield Trust 2000 dated 10/18/00.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2011, at the request of the Board, Infinera undertook a review of the risks associated with our compensation policies and practices. This review was conducted by Compensia with input from our legal, finance and human resources departments. This assessment included:

•	A review of the policies and practices relating to the components of our compensation programs and arrangements;

•	A review of incentive-based equity and cash compensation features;

•

The identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage; and

•	Consideration of the presence or absence of controls, oversight or other factors that mitigate potential risks.

Although all compensation programs were considered, particular attention was paid to incentive-based programs involving variable payouts, where an employee might be able to influence payout factors and compensation programs involving our executive team. In substantially all cases, compensation programs are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Incentive compensation was found to be based on a blend of financial and operational goals, which allows us to avoid an over-emphasis on shorter-term financial goals.

In addition, the assessment considered the controls and other mitigating factors that serve to offset elements of our compensation policies and practices that may introduce risk, including:

•

Oversight of major incentive compensation programs and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•

Internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	The existence of, and training relating to, corporate standards of business conduct and ethics;

•	Substantial alignment of compensation of and benefits for executive and non-executive, salaried employees; and

•	Stock ownership guidelines applicable to executive officers to align their interests with those of our stockholders.

Based on the assessment and factors described above, Compensia determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect. Compensia’s risk assessment was reviewed by the Board, Audit Committee and Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section of our Proxy Statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions for fiscal 2011 with respect to our “named executive officers.” As discussed throughout this section, the individuals who served as Infinera’s CEO and CFO during fiscal 2011 and our three other most highly compensated executive officers at the end of fiscal 2011 are as set forth below:

•	Thomas J. Fallon, President and CEO;

•	Ita M. Brennan, CFO;

•	David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer;

•	Michael O. McCarthy III, Chief Legal and Administrative Officer; and

•	Ronald D. Martin, Senior Vice President, Worldwide Sales.

These employees are referred to in this Proxy Statement as our “named executive officers.” We have provided detailed compensation information related to these individuals in the “Summary Compensation Table for Fiscal 2011” on page 47. All of the named executive officers are or were officers designated as Section 16 Officers in fiscal 2011.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain our executives and to motivate them to pursue our corporate objectives, while encouraging the creation of long-term value for our stockholders. In designing these programs, we are guided by the following principles:

•

Maintaining a clear link between the achievement of business goals and compensation payout. Executive compensation programs can be an effective means of driving the behavior needed to accomplish our objectives, but only if each executive clearly understands how achievement of predetermined business goals influences his or her compensation.

•	Selecting the right performance measures. Equally important is the selection of performance measures. Such measures should be measurable and linked to business success and increased stockholder value.

•

Sharing information and encouraging feedback. We also believe that focused and clear program design supports transparency for our stockholders. It is important for stockholders to understand the basis for our executives’ compensation, as this provides stockholders insight into our goals and direction and the manner in which Infinera’s resources are being used to increase stockholder value.

With these principles in mind, we created a compensation program that has a mix of short- and long-term components, cash and equity elements, and fixed and contingent payments. We provide such elements of compensation because we believe each is necessary to attract, retain and motivate our named executive officers, on whom our success largely depends. The main elements of compensation for our executive officers include base salary, annual performance-based incentive cash bonuses, and long-term incentives in the form of equity awards, including a mix of stock options, performance-based stock options, RSUs and PSUs.

Fiscal 2011 Executive Compensation

In setting executive compensation for fiscal 2011, the Compensation Committee sought to balance the need to recognize individual performance with Infinera’s focus on revenue growth and achieving profitability on an adjusted (non-GAAP) basis in fiscal 2011. In particular, the Compensation Committee sought to mitigate any risk that its compensation decision-making and design, including any resulting compensation awards or payouts, could adversely affect our results of operations. In furtherance of both of these goals, and in seeking to ensure a close alignment of the short- and long-term interests of the named executive officers with those of our stockholders, the Compensation Committee took the following key actions relating to executive compensation for fiscal 2011:

•	Reassessed and modified the composition of the peer group used by the Compensation Committee for executive compensation comparison purposes;

•	Continued to target less than median base cash compensation and above median equity compensation to more closely align compensation with the interests of our stockholders;

•

Maintained below median levels of total target cash compensation as compared to our peer group for nearly all executives in recognition that fiscal 2011 would be a transition year while Infinera continued to develop its next-generation product;

•

Structured the performance-based bonus plan to ensure that no award would be earned by the executive officers (including the named executive officers) if Infinera failed to grow revenue and if Infinera reported an adjusted operating loss for fiscal 2011;

•

Transitioned the base for the total target cash compensation of our Senior Vice President, Worldwide Sales, from sales incentive based compensation to company-wide performance based compensation. In particular, we increased the allocation for the Senior Vice President, Worldwide Sales from 50% company-wide performance based to 75% in 2011. We believe that this creates better uniformity among the named executive officers with regard to cash incentive arrangements; and

•

Granted a mix of equity awards to our named executive officers including stock options, RSUs and performance-based stock options with vesting criteria tied to the attainment of long-term strategic objectives related to Infinera’s next-generation product.

Governance of Executive Compensation

The Compensation Committee’s approach to Infinera’s fiscal 2011 compensation program reflects our core executive compensation governance principles and practices, including:

•	Executive compensation is reviewed and established annually by the Compensation Committee, which consists solely of independent directors;

•

The Compensation Committee relies upon input from an independent compensation consultant that is retained directly by the Compensation Committee and does not perform additional consulting or other services for Infinera or its management;

•	Infinera’s executive officers have no employment agreements or other arrangements providing for tax “gross-ups” of any compensation elements;

•	Elements of performance-based, equity and cash incentive compensation are largely aligned with financial and operational objectives established in Infinera’s Board-approved annual operating plan;

•

Infinera’s executive officers are generally eligible for the same benefits and perquisites as our other salaried employees, consisting of our 2007 Employee Stock Purchase Plan (the “2007 Plan”) and 401(k) plan;

•

Infinera’s change of control agreements are “double trigger” arrangements that require a termination (or a constructive termination) of employment following a change in control of Infinera before severance benefits are triggered;

•	Infinera’s executive officers are subject to stock ownership requirements (as discussed in “Corporate Governance and the Board of Directors”); and

•

The Compensation Committee annually conducts a compensation risk assessment to determine whether its compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Infinera (see “Risk Assessment of Compensation Practices” above).

Recent “Say on Pay” Vote. In addition to the governance considerations above, we provide stockholders with the opportunity to cast an annual advisory vote on our executive compensation. See “Proposal 3” below to review this year’s “say-on-pay” proposal. Last year, over 95% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. The Compensation Committee believes that this substantial majority of votes cast affirms stockholders’ support for our approach to executive compensation. Last year’s stockholder vote on executive compensation occurred in May 2011, while the Compensation Committee’s consideration of executive compensation occurred earlier in 2011, with compensation for most elements established by February 2011. As a result of both of these factors, the Compensation Committee did not set or change fiscal 2011 executive compensation directly as a result of last year’s stockholder vote. The Compensation Committee will continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions.

Compensation-Setting Process, Participants and Comparative Framework

Participants in Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee has oversight of Infinera’s compensation plans, policies and programs. The Compensation Committee has the responsibility of approving the total compensation for each of our named executive officers on an annual basis. In addition, the Compensation Committee also reviews, approves and administers our material compensation, equity and employee benefit plans and programs, which are generally available to our employees, including the named executive officers.

Role of Independent Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. During fiscal 2011, the Compensation Committee engaged the services of Compensia to advise the Compensation Committee with respect to executive compensation philosophy, cash incentive design and the amount of cash and equity compensation awarded to the named executive officers. Compensia also provided analysis and data to the Compensation Committee regarding our named executive officer compensation relative to external market benchmarks, compensation trends, compensation strategies, the structure of incentive compensation plans, market data, and recommendations for structuring our compensation programs. The Compensation Committee selected Compensia and they reported directly to the Compensation Committee. Compensia interacted with management at the direction of the Compensation Committee, but did not perform work for Infinera other than pursuant to their engagement by the Compensation Committee. Compensia’s fees were paid by Infinera.

Role of Executive Officers. The CEO, Chief Legal and Administrative Officer and Vice President of Human Resources typically attend all meetings of the Compensation Committee. In connection with his close working relationship with each of the named executive officers, our CEO is asked by the Compensation Committee to provide his assessment of the performance of the other named executive officers. Our CEO is assisted by our Vice President of Human Resources in making these assessments. Our CEO also takes an active role in the discussions of the Compensation Committee at which compensation of the other named executive officers is discussed; however, all decisions regarding the CEO’s compensation are made by the Compensation Committee or by the Board in an executive session that excludes the CEO. The Compensation Committee considers, but is in no way bound by, the recommendations made by the CEO in determining compensation for the other named executive officers. None of the named executive officers makes any recommendations regarding his or her own compensation. Our compensation consultant and our Vice President of Human Resources provide recommendations for the Compensation Committee to consider in relation to our CEO’s compensation. As part of this process, the Compensation Committee considers input from the Board and feedback from the CEO. Similarly, the Compensation Committee considers, but is in no way bound by, the recommendations of its compensation consultant.

Comparative Framework, Mix and Positioning of Compensation

Determining the Proper Mix of Pay Elements. For fiscal 2011, the principal components of our executive compensation programs included:

•	Base salary;

•	Annual performance-based incentive cash bonuses; and

•	Long-term incentives in the form of equity awards, including a mix of stock options, performance-based stock options and RSUs.

In determining how we allocate an executive’s total compensation package among these various components, we emphasize compensation elements that reward performance against measures that we believe correlate closely with increases in stockholder value, which underscores our pay-for-performance philosophy. Accordingly, a significant portion of our executive compensation is at-risk, including the annual performance-based incentive cash bonuses and equity awards. We generally have targeted below median total cash compensation and above median equity compensation for our named executive officers for the reasons stated above, and, as a result, each of the named executive officers has a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Infinera’s other employees. Equity awards, which for fiscal 2011 consisted of stock options, performance-based stock options, and RSUs, represent a large component of total compensation in order to encourage sustained long-term performance and ensure alignment of our named executive officers with Infinera’s stockholders. We believe this mix of pay elements is appropriate because our named executive officers have the greatest influence on Infinera’s performance. Accordingly, approximately 63% of our CEO’s compensation is considered “at-risk.”

The following shows the mix of pay elements as a percentage of overall compensation for fiscal 2011 for our named executive officers.

Consideration of Qualitative Factors. In any given year, and for any particular named executive officer, the Compensation Committee may consider a range of subjective or qualitative factors when making compensation decisions, including:

•	The role the executive plays and the importance of such individual to Infinera’s business strategy and objectives;

•	Differences in each executive’s tenure, skills and experience;

•	The responsibilities and particular nature of the functions performed or managed by the executive;

•	Our CEO’s recommendations and his assessment of the executive’s performance;

•	The value of prior unvested equity grants for each named executive officer; and

•

Competitive labor market pressures and the likely cost and difficulty that would be encountered in recruiting a replacement and the risk that such individual would leave Infinera if not appropriately compensated and motivated.

The Compensation Committee’s consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Compensation Committee does not assign relative weights or rankings to such factors. Rather, the Compensation Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

With respect to determining fiscal 2011 executive compensation, in addition to any specific factors or assessment of peer group and market data (as described below) in determining each element of compensation for the named executive officers, the Compensation Committee broadly considered the following qualitative factors in making its compensation decisions for each named executive officer:

•

Mr. Fallon has served as our CEO since January 2010 and as a member of our Board since July 2009. The Compensation Committee believed that Mr. Fallon has demonstrated considerable leadership and strategic direction in managing Infinera and our executive team during his time as CEO. In addition, the Compensation Committee felt that Mr. Fallon provided Infinera with significant institutional and industry knowledge, as well as key oversight of corporate strategy and management development. The Compensation Committee also considered that elements of Mr. Fallon’s compensation, including his base salary, were significantly below the market benchmark for chief executive officers in the peer group.

•

Ms. Brennan assumed the role of CFO in June 2010. The Compensation Committee believed that Ms. Brennan demonstrated strong performance during her tenure as CFO. In addition to her significant responsibilities in interacting with the financial community, our Board and our Audit Committee, the Compensation Committee determined that Ms. Brennan effectively supervised and managed a number of functions, including the financial, accounting, and internal audit organizations.

•

Dr. Welch is a co-founder of Infinera, has served as our Executive Vice President, Chief Strategy Officer, since January 2007, and has served as a member of our Board since October 2010. In addition, Dr. Welch assumed the position of Chief Technology Officer in January 2012. The Compensation Committee believed that Dr. Welch added significant value in supervising and managing our product marketing, corporate marketing, business development, network strategy, product line management, product architecture and network systems analysis organizations. In particular, his experience, industry knowledge and deep technical understanding of the optical network industry enabled Dr. Welch, among other things, to successfully align our product development initiatives with our marketing and selling strategies.

•

Mr. McCarthy joined Infinera in May 2003 and has served as our Chief Legal and Administrative Officer since March 2010. The Compensation Committee determined that Mr. McCarthy had continued to utilize his more than ten years’ experience as a general counsel to continue his strong interaction with the Board and the executive management team and his leadership of Infinera’s legal organization. In addition, Mr. McCarthy successfully integrated the human resources, information technology and facilities teams into his organization and continued to work closely with our CEO on cross-functional priorities for Infinera. The Compensation Committee believed that he demonstrated outstanding performance in assuming his new role and in sponsoring Infinera’s enterprise risk management project.

•

Mr. Martin has continued his effective performance in leading Infinera’s global sales organization since he joined Infinera as our Senior Vice President, Worldwide Sales, in August 2009. Mr. Martin has over 30 years’ experience in the telecommunications industry and long-term relationships with many Tier 1 telecommunications service providers. The Compensation Committee believed that Mr. Martin demonstrated his leadership during a period of intense competition within our industry sector and focused his team on driving a strong flow of sales orders that enabled Infinera to grow its revenues during such period.

Internal Equity Considerations. The Compensation Committee seeks to promote teamwork among, and high morale within, our executive team. While the Compensation Committee does not use any quantitative formula or multiple for comparing or establishing compensation among the named executive officers, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each named executive officer to other members of the executive team. The Compensation Committee also considers each fiscal year, on a relative basis, the aggregate portion of equity awards, in terms of economic value and allocation of shares, made to the executive team, in comparison to other eligible senior employees.

Determination of Peer Group and Considerations of Peer Group and Market Data. In making compensation decisions for our named executive officers, the Compensation Committee compares a number of elements of total compensation against a peer group of companies for analyzing, benchmarking and setting compensation. This list of peer group companies is periodically reviewed and updated by the Compensation Committee to take into account changes in both Infinera’s business and the businesses of the peer group companies and was most recently reviewed and updated in the middle of fiscal 2010 for evaluating fiscal 2011 compensation. In developing the peer group, the Compensation Committee focused on those that had annual revenues between $200 million and $2 billion, positive revenue growth in the last four quarters and a current market capitalization greater than $400 million. The Compensation Committee then further limited this data to focus on companies in the systems level communications equipment market. The Compensation Committee selected peer group companies that it believes reflect those companies that it considers to be similar to, and competitive with, Infinera in terms of size, product market and revenue opportunity in which Infinera may compete for executive talent.

As part of its review, six companies (Bookham, Inc., Data Domain, Inc., NetApp, Inc., Starent Networks, Corp., Tellabs, Inc., and Wind River, Inc.) were removed from the peer group (Bookham, Inc., Starent Networks, Corp. and Wind River, Inc. were acquired in 2009 and the remaining companies were removed as they no longer fit the peer group criteria as set forth above), and seven companies (Arris Group, Inc., Aruba Networks, Inc., Finisar Corporation, Netgear, Inc., Oclaro, Inc., Tekelec, and ViaSat, Inc.) were added to the fiscal 2011 peer group for the reasons discussed above.

For fiscal 2011, the peer group consisted of the following companies:

ADC Telecommunications, Inc.	JDS Uniphase Corporation
Arris Group, Inc.	Juniper Networks, Inc.
Aruba Networks, Inc.	Netgear, Inc.
Blue Coat Systems, Inc.	Oclaro, Inc.
Brocade Communications Systems, Inc.	Polycom, Inc.
Ciena Corporation	Riverbed Technology, Inc.
F5 Networks, Inc.	Sonus Networks, Inc.
Finisar Corporation	Tekelec
Harmonic Inc.	ViaSat, Inc.

The data on the compensation practices of the peer group was gathered by Compensia’s search of publicly available information. In considering peer group compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or positions. Moreover, from the available information about peer group compensation, it is not always possible to determine the respective qualitative factors that may influence compensation, such as scope of each named executive officer’s responsibilities, their performance during the period under consideration or their perceived importance to their company’s business, strategy and objectives. Accordingly, the Compensation Committee looked to information about the peer group as one of a number of considerations in establishing named executive officer compensation levels. In addition to the peer group data, the Compensation Committee also considered Radford’s Global Technology Survey for companies with revenue between $200 million and $1 billion. In this discussion, where we refer to “market” levels of pay and the “market group,” we are referring to the combined peer group and survey data described above.

The following chart summarizes the principal elements of compensation that Infinera utilizes, the Compensation Committee’s market reference point for each element, and the reasons the Compensation Committee emphasizes each form of compensation.

Compensation Component	Market Reference Point	Reason
Base Salary	Below Market Level (50th Percentile)

In an effort to align executive officer’s compensation with the interests of our stockholders, we have historically targeted lower levels of base cash compensation and total cash compensation. We believe this mix of cash and total cash compensation represents the competitive baseline that must be paid in order to attract and retain these executives.

Individual compensation may vary from the reference point based on the qualitative factors described above.

Compensation Component	Market Reference Point	Reason

Total Cash Compensation, Including Annual Performance-Based Incentive Cash Awards	Below Market Level (50th Percentile)

In an effort to align executive officer’s compensation with the interests of our stockholders, we have historically targeted lower levels of base cash compensation and total cash compensation. We have chosen to target total annual cash compensation, which includes base salary and performance-based incentive cash awards, at slightly below median market levels because it allows us to offer compensation opportunities to our executives that more significantly link pay to the achievement of annual individual and company performance goals.

Actual payments will vary based on performance compared to goals. The target amount of the performance-based incentive cash bonus may change to align the mix of compensation (targeted amount of “at-risk” pay) as deemed appropriate by the Compensation Committee based on the qualitative factors described above.

Compensation Component	Market Reference Point	Reason

Long-Term Incentive Compensation (Equity Awards)	Above Average Market Level (75th Percentile)

We have also chosen to target equity awards above average market levels because it allows us to offer attractive long-term compensation opportunities while linking pay to the achievement of both personal and company performance goals and maintaining modest levels of cash compensation.

In addition, this provides an attractive opportunity to earn above-market long-term compensation in a manner that is highly aligned with stockholder interests.

Actual compensation will vary based upon stock price performance and achievement relative to the incentive plan targets. The target amount of the long-term incentives may change to align the mix of compensation (targeted amount of “at-risk” pay) based on the qualitative factors described above. A portion of the equity awards to our named executive officers is performance based and will only be paid if Infinera achieves certain pre-determined milestones. We believe that allocating a portion of the equity awards to performance-based equity more closely aligns the named executive officers with the interests of our stockholders.

Health and Welfare Benefits	Competitive	Programs for the named executive officers are substantially the same as for all other eligible employees. Benefits under the plans are set to what is reasonable with respect to the intent of the program and what is competitive with comparator group practices.

Compensation Component	Market Reference Point	Reason
Separation and Change of Control Benefits	Competitive

Program benefits provide minimum security to executives and are set to what is reasonable with respect to the intent of the program and what is competitive with comparator group practices.

Benefits for separation from service take into account the role of the executive, expected length of time until subsequent employment is secured, expense management, and the ability to attract qualified candidates into senior roles.

Change of control benefits are structured to support decisions that are in the best interests of stockholders, neutralizing personal concerns and managing related expenses.

Principal Elements of Executive Compensation

2011 Cash Compensation

2011 Base Salaries

For fiscal 2011, the Compensation Committee reviewed each named executive officer’s experience, skills, knowledge and responsibilities and analyzed such base salaries in comparison to the market group. In determining our compensation positioning for our named executive officers, the Compensation Committee used available information from the market group to position base salaries below median market levels. The Compensation Committee also considered internal equity of executive officer compensation between their various roles, as well as potential retention concerns based on the competitiveness of our current compensation levels.

The Compensation Committee determined it was best to increase Mr. McCarthy’s and Ms. Brennan’s base salaries to $300,000 to align them more closely with our named executive officer group, while maintaining our below market median target for base salary compensation. In addition, the Compensation Committee determined an adjustment was not necessary to the base salaries for Messrs. Fallon and Martin and Dr. Welch, as their base salaries were already set at appropriate levels as compared to our market group.

For fiscal 2011, the base salary as compared to the market group was set at less than the 25th percentile for Mr. Fallon, the 25th percentile for Ms. Brennan, the 39th percentile for Dr. Welch, the 25th percentile for Mr. McCarthy and the 72nd percentile for Mr. Martin.

The following table shows the base salary for each of our named executive officers for fiscal 2010 and 2011:

Name and Principal Position	Fiscal 2010 Base Salary	Fiscal 2011 Base Salary
Thomas J. Fallon, President and CEO	$300,000	$300,000
Ita M. Brennan, CFO	$270,000	$300,000
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	$300,000	$300,000
Michael O. McCarthy III, Chief Legal and Administrative Officer	$270,000	$300,000
Ronald D. Martin, Senior Vice President, Worldwide Sales	$350,000	$350,000

2011 Bonus Plan

In February 2011, the Compensation Committee approved the fiscal 2011 bonus plan (the “2011 Bonus Plan”) and set the payout criteria for all eligible employees, including the named executive officers. Any payout under the 2011 Bonus Plan for our named executive officers was solely based on Infinera’s achievement against a mix of financial goals, which consisted of revenue and operating income performance metrics and were subject to minimum thresholds with respect to these financial goals.

To drive increased focus on results and align our executives’ interests with those of our stockholders, the Compensation Committee determined that revenue and operating income metrics were the appropriate financial metrics to utilize under the 2011 Bonus Plan. The Compensation Committee believes that revenue growth is an essential component of long-term success and viability of Infinera. In addition, the Compensation Committee determined that a focus on operating income could serve to make generating a return for investors a priority, while allowing Infinera to re-invest in research and development and people for future success.

The following table shows the performance metrics and weighting as established by the Compensation Committee for the 2011 Bonus Plan, as well as the actual performance of each of the performance metrics:

Performance Metrics	Weighting	Target	Actual Performance
Financial Metrics (100%)
Revenue	50%	$525 million	$404.9 million
Operating Income (Loss)(1)	50%	$20 million	$(30.6) million

(1)

Operating income is non-GAAP and excludes non-cash stock-based compensation expenses and non-recurring restructuring and other related costs. We believe these adjustments are appropriate to enhance an overall understanding of our underlying financial performance and also our prospects for the future and are considered by management for the purpose of making operational decisions.

At the time that the performance goals for the 2011 Bonus Plan were set, the Compensation Committee believed that the targets were set to be challenging but attainable if our financial performance for fiscal 2011 was strong.

2011 Bonus Plan Targets

For fiscal 2011, the Compensation Committee targeted slightly below, but closer to, median market levels for the 2011 Bonus Plan targets for each of our named executive officers. As part of its review, the Compensation Committee reviewed Mr. Fallon’s high-level responsibilities as CEO, the critical role he plays in leading Infinera, his relatively low base salary as compared to the peer group and the amount of cash compensation the Compensation Committee determined should be “at-risk” to align with our pay-for-performance compensation philosophy. As a result, Mr. Fallon’s 2011 Bonus Plan target remained at 125% of his base salary. The Compensation Committee increased Ms. Brennan’s 2011 Bonus Plan target to 65% of her base salary to better align Ms. Brennan with the named executive officer group as a whole and the market group. In addition, the Compensation Committee increased Dr. Welch’s 2011 Bonus Plan target to 80% of his base salary due to Dr. Welch’s high level of responsibility and lengthy tenure at Infinera. The Compensation Committee determined an adjustment was not necessary to the 2011 Bonus Plan targets for Mr. McCarthy of 65% of his base salary, as such target was already set at appropriate levels. To better align Mr. Martin with our other named executive officers, the Compensation Committee determined that Mr. Martin’s target performance-based cash compensation should be split between the 2011 Bonus Plan (75%) and 2011 Sales Incentive Compensation Plan (25%). The Compensation Committee believed that this split provided Mr. Martin with an opportunity to balance his focus on sales with the strategic goals of Infinera, which is consistent with our overall compensation philosophy for our named executive officers. Mr. Martin’s total cash compensation remained at 100% of his base salary.

For fiscal 2011, the total target cash compensation as compared to the market group was set at less than the 25th percentile for Mr. Fallon, the 31st percentile for Ms. Brennan, the 53rd percentile for Dr. Welch, the 43rd percentile for Mr. McCarthy and greater than the 75th percentile for Mr. Martin. Total target cash compensation includes base salary and annual performance-based incentive cash awards in the form of bonuses and, in the case of Mr. Martin, sales commissions.

The following table shows the target bonus as a percentage of base salary for each of our named executive officers for fiscal 2010 and 2011:

Name and Principal Position	Fiscal 2010 Target Bonus (as a percentage of base salary)		Fiscal 2011 Target Bonus (as a percentage of base salary)
Thomas J. Fallon, President and CEO	125%		125%
Ita M. Brennan, CFO	50%		65%
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	65%		80%
Michael O. McCarthy III, Chief Legal and Administrative Officer	65%		65%
Ronald D. Martin, Senior Vice President, Worldwide Sales	100	%(1)	100	%(1)

(1)

Mr. Martin’s total target cash incentive compensation was targeted at 100% of his base salary and split between the Bonus Plan (50% for fiscal 2010 and 75% for fiscal 2011) and the Sales Incentive Compensation Plan (50% for fiscal 2010 and 50% for fiscal 2011).

The 2011 Bonus Plan provided for a 200% cap on the annual targeted bonus payout. In addition, the Compensation Committee retained discretion to increase or decrease by 25% the bonus that otherwise would be payable to an individual under the 2011 Bonus Plan based on actual performance and other factors determined by the Compensation Committee. The 2011 Bonus Plan provided for a potential mid-year payout, however, a mid-year payout was not paid due to the actual and projected performance against the financial goals established pursuant to the 2011 Bonus Plan.

Upon review of the full fiscal 2011 actual financial performance as compared to the targets, the Compensation Committee did not approve a 2011 Bonus Plan payout for our named executive officers because Infinera did not achieve the minimum threshold amounts with respect to the established financial goals.

2011 Sales Incentive Compensation Plan

In fiscal 2011, employees in our sales organization, including Mr. Martin, were eligible to receive sales incentive compensation under our 2011 Sales Incentive Compensation Plan, in which payment of commissions was conditioned upon the achievement of certain sales-oriented performance measures, such as customer orders or bookings. The Compensation Committee believes that this type of commission-based incentive compensation arrangement is typical within the sales organization of our peer group companies. However, as discussed above, the Compensation Committee determined that Mr. Martin’s target performance-based cash compensation should be split between the 2011 Bonus Plan (75%) and 2011 Sales Incentive Compensation Plan (25%) to provide Mr. Martin with an opportunity to balance his focus on sales with the strategic goals of Infinera, which is consistent with our overall compensation philosophy for our named executive officers.

Pursuant to the 2011 Sales Incentive Compensation Plan, Mr. Martin’s target commission was 25% of his base salary based on 100% achievement of his sales goal for fiscal 2011. Mr. Martin’s sales goal was based on a target number of the aggregate dollar value of invoiced shipments during fiscal 2011. The total target value of invoiced shipments for Mr. Martin was initially set at $525 million, but was reset to $450 million in mid-2011 due to the overall lowered sales forecast and corresponding adjustment to the 2011 Sales Incentive Compensation Plan targets for the entire sales team. At the time that Mr. Martin’s sales goal was set, the Compensation Committee believed the sales goal to be challenging but attainable if Infinera’s sales performance for fiscal 2011 was strong.

Commissions are earned on a straight-line basis up to 100% achievement of target and are then subject to certain accelerators for performance above target. Due to the performance of our sales organization under the leadership of Mr. Martin during fiscal 2011, Mr. Martin achieved 86% of his target sales goals and received a payout of 21% of his base salary. For fiscal 2011, Mr. Martin earned commissions in the amount of $75,010 pursuant to the 2011 Sales Incentive Compensation Plan.

2011 Actual Cash Compensation Paid

The following table sets forth the total actual cash compensation earned in fiscal 2011 by each of our named executive officers.

Name and Principal Position	2011 Base Salary	2011 Bonus Plan	2011 Sales Compensation Plan	2011 Total Actual Cash Compensation
Thomas J. Fallon, President and CEO	$300,000	—	—	$300,000
Ita M. Brennan, CFO	$300,000	—	—	$300,000
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	$300,000	—	—	$300,000
Michael O. McCarthy III, Chief Legal and Administrative Officer	$300,000	—	—	$300,000
Ronald D. Martin, Senior Vice President, Worldwide Sales	$350,000	—	$75,010	$425,010

2011 Long-Term Equity-Based Incentive Compensation

Infinera currently maintains the 2007 Equity Incentive Plan (the “2007 Plan”), under which equity awards are granted to eligible employees, including our named executive officers. The Compensation Committee periodically reviews our equity award granting practices and may make adjustments and policy changes as it deems appropriate. In addition, the Compensation Committee has moved to reduce our annual aggregate equity utilization. This has been accomplished by limiting the employees eligible for equity awards, by utilizing a mix of stock options and RSUs, and by reducing the size of the annual grants made to employees, including the named executive officers. The Compensation Committee has also determined it is appropriate to grant performance-based equity awards. The Compensation Committee believes that such performance-based equity awards foster a more direct pay-for-performance culture whereby longer-term incentives are created to more closely align the interests of our executives with those of our stockholders.

For fiscal 2011, the Compensation Committee granted a mix of stock options, RSUs and performance-based stock options to each of our named executive officers. In determining the appropriate mix of such equity awards, the Compensation Committee considered how each equity vehicle supports Infinera’s long-term compensation strategy as follows:

Type of Award	Description	Why It Is Used
Stock Options

•   Stock options provide the opportunity to purchase shares at a fixed price (exercise price), allowing the recipient to benefit from increases in stock price from the date of grant.

•   Stock options typically have a three- or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

•   All stock options granted to executive officers to date have an exercise price equal to the fair market value of Infinera’s common stock on the date of the grant.

•   Directly aligns executive and stockholder interests.

•   Provides the opportunity to purchase and maintain an equity interest in Infinera and to share in the appreciation of the value of the stock.

•   Represents performance-based and at-risk compensation because the executive does not receive any benefit unless the stock price rises after the date of grant.

•   Provides a direct incentive for future performance.

Restricted Stock Units

•   RSUs provide the opportunity to receive a set number of shares subject to the participant’s continued employment for a specified period.

•   RSUs typically have a three- or four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Infinera.

• Supports retention and succession planning. • Provides a direct incentive for future performance. • Useful in recruiting new executives to Infinera.

Performance-Based Stock Options

•   Performance-based stock options provide the right to purchase or receive shares upon vesting of pre-determined performance objectives.

•   If threshold is not achieved for the specific pre-determined performance metric, the entire portion of the award tied to such performance metric is forfeited.

• Supports pay-for-performance philosophy and retention efforts. • Links compensation to Infinera performance for key operational and strategic metrics to support growth and profitability.

Our named executive officers are intended to benefit from these awards based on our sustained performance over time and the ability of our named executive officers to impact the results that drive stockholder value. In addition, the Compensation Committee evaluates the retention value of prior equity awards to an individual based on the potential value of the unvested portion of such equity awards under various scenarios.

2011 Annual Equity Awards

In determining the size of the equity awards to grant for fiscal 2011, the Compensation Committee reviewed the equity awards granted to the named executive officers in the prior year and scrutinized the dilutive effect such awards have on stockholders, as well as the awards to be granted in fiscal 2011. The Compensation Committee also considered the importance of maintaining internal equity in the size of the equity awards to the named executive officers. For all of our named executive officers, the Compensation Committee granted equity awards in the form of stock options and RSUs with time-based vesting provisions and at levels between the 50th and 75th percentile. In addition and to achieve a total equity compensation package closer to the 75th percentile of our peer group, the Compensation Committee granted performance-based stock options to each of our named executive officers. These performance-based stock options vest based on the achievement of goals related to Infinera’s next-generation product. Assuming the achievement of the performance criteria, the overall equity award compensation for fiscal 2011 for each of our named executive officers approximates the 75th percentile of the market group.

For fiscal 2011, the total equity award compensation as compared to the market group was set at greater than the 75th percentile for Mr. Fallon, the 68th percentile for Ms. Brennan, greater than the 75th percentile for Dr. Welch, greater than the 75th percentile for Mr. McCarthy and the 65th percentile for Mr. Martin. The size of the equity awards for Mr. Martin was slightly lower than the targeted level to reflect his larger total cash compensation.

The following table sets forth the equity awards granted to each of our named executive officers for fiscal 2011:

Name and Principal Position	Stock Options	RSUs	Performance- Based Stock Options (Target Shares)
Thomas J. Fallon, President and CEO	243,000	142,000	243,000
Ita M. Brennan, CFO	65,000	33,000	65,000
David F. Welch, Ph.D., Executive Vice President, Chief Strategy Officer	81,000	41,000	81,000
Michael O. McCarthy III, Chief Legal and Administrative Officer	65,000	33,000	65,000
Ronald D. Martin, Senior Vice President, Worldwide Sales	49,000	25,000	49,000

The stock options vest monthly over a period of 36 months commencing on February 10, 2011, subject to each named executive officer’s continued service to Infinera. The RSUs vest as to one-third annually on each of February 5, 2012, 2013 and 2014, subject to each named executive officer’s continued service to Infinera.

The performance-based stock options will vest based on specific performance metrics related to Infinera’s next generation product, and subject to each named executive officer’s continued service to Infinera. If the performance metrics are not met within the time limits specified in the award agreements, the performance-based stock option awards will be canceled.

Perquisites

We provide employee benefits to all eligible employees, including our named executive officers, which Infinera and the Compensation Committee believe are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and other plans and programs, including our 2007 ESPP, made available to other eligible employees in the applicable country of residence. At this time, we do not provide any special plans or programs for our named executive officers. Accordingly, employee benefits and perquisites are reviewed from time to time only to ensure that benefit levels remain competitive, but are not included in the Compensation Committee’s annual determination of our total compensation for each of our named executive officers.

We sponsor a 401(k) tax-qualified retirement savings plan pursuant to which all U.S.-based employees are entitled to participate. Employees may make contributions to the 401(k) plan on a before-tax basis, or on a post-tax basis for those employees participating in the Roth 401(k) plan-component, to the maximum amount prescribed by the Internal Revenue Service. We do not provide any matching contributions to the 401(k) plan. Other than the 401(k) plan, we do not maintain any other deferred savings plans in which the named executive officers participate. We do not maintain or provide any defined benefit plans for our employees.

“Double Trigger” Change of Control and Separation Benefits

Change of Control Benefits

The Compensation Committee considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of Infinera and its stockholders. To that end, the Compensation Committee recognized that the possibility of a “Change of Control” of Infinera (as more fully described below) may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among our management team, may result in the departure or distraction of members of our management team to the detriment of Infinera and our stockholders. Accordingly, the Compensation Committee decided to take appropriate steps to encourage the continued attention, dedication and continuity of members of our management team, including the named executive officers, to their assigned duties without the distraction that may arise from the possibility or occurrence of a Change of Control. As a result, Infinera has entered into Change of Control Agreements (the “COC Agreements”) with certain vice president level officers and above, including our named executive officers. Except for the conversion of certain PSUs granted to our named executive officers in November 2009, which will convert to time-based vesting upon a Change of Control, the named executive officers will receive no benefit under the COC Agreements unless their employment is terminated without “Cause,” or by the named executive officer as a result of a “Constructive Termination” (as more fully described below), within 12 months following the effective date of a Change of Control transaction. The Compensation Committee believes that this “double trigger” structure strikes the correct balance between the corporate objectives described above and the potential compensation payable to each named executive officer. We also believe if we engage in discussions or negotiations relating to a Change of Control transaction, which our Board believes is in the best interests of our stockholders, these COC Agreements will help to ensure that our named executive officers remain focused on the consummation of a potential transaction, without significant distraction or concern regarding their personal circumstances such as continued employment.

The following terms apply with respect to our named executive officers if we undergo a Change of Control transaction and such individual is terminated without Cause or as a result of a Constructive Termination within 12 months following the Change of Control transaction, subject to such individual entering into and not revoking a release of claims in our favor:

•	100% of all outstanding equity awards will vest;

•

The CEO will be paid a lump sum severance payment equal to two (2) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary; and

•

The CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Separation Benefits

In addition to the Change of Control benefits discussed above, the Compensation Committee determined, in order to remain competitive in the market, it was necessary to take appropriate steps to encourage the continued attention, dedication and continuity of members of our management team, including the named executive officers, to their assigned duties without the distraction that may arise from the possibility of termination, other than for Cause or following a Change of Control. Accordingly, the Compensation Committee established the following terms for severance payments, payable if the individual is terminated without Cause or as a result of a Constructive Termination, subject to such individual entering into and not revoking a release of claims in our favor:

•

The CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one (1) times annual base salary; and

•

The CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If a named executive officer’s employment with Infinera is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the salary paid to such individual during his or her period of employment, or (y) the severance amount set forth above.

The amount of compensation and benefits payable to each named executive officer in connection with a termination without Cause or following a Change of Control has been estimated in the “Estimated Payments and Benefits upon Termination, Change of Control or Death/Disability” table on page 56.

Acceleration of Equity Awards Upon Death or Disability

During the review of our equity award granting practices in December 2009, the Compensation Committee amended stock option and RSU awards granted under our equity incentive plans to permit accelerated vesting in the event of an employee’s death or terminal illness (with exceptions in certain circumstances). We do not have any other policy with respect to severance benefits in the event of an employee’s death or disability. The Compensation Committee believed that in the event of an employee’s death or terminal illness, it would be appropriate to provide the accelerated vesting of his or her RSUs and stock options.

Stock Option Granting Policy

In 2007, the Compensation Committee approved a policy for granting equity awards. Under this policy, the Non-Executive Equity Award Subcommittee of the Board is delegated the authority to grant new hire, promotional and annual retention equity awards to non-executive employees pursuant to certain pre-approved guidelines. The Non-Executive Equity Award Subcommittee consists of our CEO, Chief Legal and Administrative Officer and Vice President of Human Resources. The Non-Executive Equity Award Subcommittee generally meets on the first Monday of each month to approve new hire and promotional grants that are within pre-approved guidelines established by the Compensation Committee. Annual performance equity awards for such non-executive employees are also scheduled to occur as part of the monthly meetings of the Non-Executive Equity Award Subcommittee. The delegation to the Non-Executive Equity Award Subcommittee does not include the authority to grant equity awards to new employees who are or are reasonably expected to become Section 16 Officers or to current Section 16 Officers. All equity award grants to Section 16 Officers, as well as grants that are outside of the pre-approved guidelines, must be made by the Compensation Committee. Annual performance equity awards for Section 16 Officers and directors typically are scheduled to occur during the first open trading window of each new calendar year, and are determined as discussed above in this Compensation Discussion and Analysis.

Revision of Financial Metrics

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a revision.

Tax and Accounting Treatment of Compensation

Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our CEO and to certain other of our most highly compensated executive officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit are available for various forms of “performance-based” compensation. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an executive officer’s total compensation to exceed $1,000,000. Under certain regulations, option spread compensation from stock options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted stock options that we believe met those requirements. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our CEO and certain other of our most highly compensated executive officers, the Compensation Committee intends to consider tax deductibility under Internal Revenue Code Section 162(m) as a factor in its compensation decisions.

We account for equity compensation paid to our employees under the rules of ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our named executive officers is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Kenneth A. Goldman, Chairman

Dan Maydan, Ph.D.

Paul J. Milbury

Carl Redfield

EXECUTIVE COMPENSATION TABLES

The following tabular information and accompanying narratives and footnotes provide all of the compensation awarded to, earned by, or paid to the individuals who served as our principal executive officer and principal financial officer during fiscal 2011 and our three other highest paid executive officers during fiscal 2011. As previously noted, we refer to these executive officers as our “named executive officers.”

The summary compensation table below represents “total compensation” in accordance with SEC requirements. This amount is not the actual compensation received by our named executive officers during the years reported. Total compensation includes the dollar amounts set forth in the “Stock Awards” and “Option Awards” columns, which reflect the aggregate grant date fair value of such awards computed in accordance with ASC 718. The aggregate grant date fair value likely will vary from the amounts actually realized by any named executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of any exercise or sale of the shares, and the price of our common stock. The actual value realized by our named executive officers from the exercise of stock option awards and vesting of stock awards during fiscal 2011 is presented in the “Option Exercises and Stock Vested for Fiscal 2011” table. Details about the equity awards granted to our named executive officers during fiscal 2011 can be found in the “Grants of Plan Based Awards in Fiscal 2011” table.

Summary Compensation Table for Fiscal 2011

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Thomas J. Fallon	2011	300,000	1,218,360	2,204,842	—	3,723,202
President and CEO	2010	300,000	—	827,440	750,000	1,877,440
	2009	290,769	4,572,250	2,717,943	143,416	7,724,378
Ita M. Brennan	2011	300,000	283,140	589,773	—	1,172,913
CFO	2010	260,192	420,196	272,895	270,000	1,223,283
David F. Welch, Ph.D.	2011	300,000	351,780	734,947	—	1,386,727
Executive Vice President, Chief Strategy Officer	2010	300,000	—	827,440	390,000	1,517,440
	2009	290,769	2,916,750	1,373,823	143,416	4,724,758
Michael O. McCarthy III	2011	300,000	283,140	589,773	—	1,172,913
Chief Legal and Administrative Officer	2010	270,000	—	498,700	351,000	1,119,700
	2009	260,000	2,029,250	849,525	107,562	3,246,337
Ronald D. Martin	2011	350,000	214,500	444,598	75,010	1,084,108
Senior Vice President, Worldwide Sales	2010	350,000	—	—	591,414	941,414

(1)

The amounts in this column represent the aggregate grant date fair value of the listed equity awards, computed in accordance with ASC 718. See Note 2 of the notes to our consolidated financial statements contained in our 2011 Annual Report on Form 10-K filed on March 6, 2012 for a discussion of all assumptions made by us in determining the ASC 718 values of equity awards.

(2)

Includes the grant date fair value of the equity awards granted in connection with Infinera’s fiscal 2010 Option Exchange Program. The new stock options were exchanged on a fair-value basis with the value of the new stock option equal to the value of the cancelled stock options.

(3)

These amounts represent annual incentive cash awards under the 2011 Bonus Plan or 2011 Sales Incentive Compensation Plan. See the “Grants of Plan Based Awards in Fiscal 2011” table for more information on each annual incentive award granted in fiscal 2011.

Grants of Plan Based Awards in Fiscal 2011

The following table sets forth information regarding fiscal 2011 annual cash incentive compensation and equity awards granted to our named executive officers during fiscal 2011.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Securities Underlying Options (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Fallon	Stock Option	2/10/2011	—	—	—	—	—	—	—	243,000	8.58	1,091,070
	Stock Option	2/10/2011	—	—	—	—	243,000	—	—	—	8.58	1,113,772
	RSU	2/10/2011	—	—	—	—	—	—	142,000	—	—	1,218,360
	Bonus	N/A	—	375,000	750,000	—	—	—	—	—	—	—
Total				375,000	750,000		243,000		142,000	243,000		3,423,202
Ita M. Brennan	Stock Option	2/10/2011	—	—	—	—	—	—	—	65,000	8.58	291,850
	Stock Option	2/10/2011	—	—	—	—	65,000	—	—	—	8.58	297,923
	RSU	2/10/2011	—	—	—	—	—	—	33,000	—	—	283,140
	Bonus	N/A	—	195,000	390,000	—	—	—	—	—	—	—
Total				195,000	390,000		65,000		33,000	65,000		872,913
David F. Welch, Ph.D.	Stock Option	2/10/2011	—	—	—	—	—	—	—	81,000	8.58	363,690
	Stock Option	2/10/2011	—	—	—	—	81,000	—	—	—	8.58	371,257
	RSU	2/10/2011	—	—	—	—	—	—	41,000	—	—	351,780
	Bonus	N/A	—	240,000	480,000		—	—	—	—	—	—
Total				240,000	480,000		81,000		41,000	81,000		1,086,727
Michael O. McCarthy III	Stock Option	2/10/2011	—	—	—	—	—	—	—	65,000	8.58	291,850
	Stock Option	2/10/2011	—	—	—	—	65,000	—	—	—	8.58	297,923
	RSU	2/10/2011	—	—	—	—	—	—	33,000	—	—	283,140
	Bonus	N/A	—	195,000	390,000		—	—	—	—	—	—
Total				195,000	390,000		65,000		33,000	65,000		872,913
Ronald D. Martin(4)	Stock Option	2/10/2011	—	—	—	—	—	—	—	49,000	8.58	220,010
	Stock Option	2/10/2011	—	—	—	—	49,000	—	—	—	8.58	224,588
	RSU	2/10/2011	—	—	—	—	—	—	25,000	—	—	214,500
	Bonus/Commissions	N/A	—	350,000	700,000	—	—	—	—	—	—	—
Total				350,000	700,000		49,000		25,000	49,000		659,098

(1)	Represents the possible payouts for fiscal 2011 under the 2011 Bonus Plan. No bonuses were paid to our named executive officers for fiscal 2011 under the 2011 Bonus Plan.
(2)

Represents performance-based stock options which vest based on specific performance metrics related to Infinera’s next generation product, and subject to each named executive officer’s continued service to Infinera. If the performance metrics are not met within the time limits specified in the award agreements, the performance-based stock options will be canceled.

(3)	Represents the aggregate grant date fair value of each equity award computed in accordance with ASC 718.
(4)	Mr. Martin’s total target cash incentive compensation was split between the 2011 Bonus Plan (75%) and 2011 Sales Incentive Compensation Plan (25%).

Description of Awards Granted in 2011

The following narrative discusses the material information necessary to understand the information in the table above. For each equity award made to our named executive officers during fiscal 2011, the date the award was approved by our Compensation Committee was the same as the grant date. All stock option and RSU awards granted during fiscal 2011 to our named executive officers were granted pursuant to our 2007 Plan.

Stock Option Awards. On February 10, 2011, Messrs. Fallon, Martin and McCarthy, Dr. Welch and Ms. Brennan were granted stock options to purchase the respective shares of common stock as indicated above in the “Grants of Plan Based Awards in Fiscal 2011” table. The stock option awards listed in the above table vest monthly over three years beginning on February 10, 2011, subject to each named executive officer’s continued service to Infinera.

Performance-Based Stock Option Awards. On February 10, 2011, Messrs. Fallon, Martin and McCarthy, Dr. Welch and Ms. Brennan were granted performance-based stock options to purchase the respective shares of common stock as indicated above in the “Grants of Plan Based Awards in Fiscal 2011” table. The stock option awards listed in the above table will only vest based on specific performance metrics related to Infinera’s next generation product, and subject to each named executive officer’s continued service to Infinera. If the performance metrics are not met within the time limits specified in the award agreements, the performance-based stock option awards will be canceled.

Restricted Stock Units. On February 10, 2011, Messrs. Fallon, Martin and McCarthy, Dr. Welch and Ms. Brennan were granted RSUs covering the respective shares of common stock as indicated above in the “Grants of Plan Based Awards in Fiscal 2011” table. The RSUs listed in the above table vest annually over three years beginning on February 5, 2011.

Non-Equity Incentive Plan Awards. With the exception of Mr. Martin, these amounts reflect the target and maximum annual incentive cash bonus awards payable under the 2011 Bonus Plan. Mr. Martin’s total target cash incentive compensation was split between the 2011 Bonus Plan (75%) and 2011 Sales Incentive Compensation Plan (25%). Amounts actually earned under the 2011 Bonus Plan, or in the case of Mr. Martin, under the 2011 Bonus Plan and 2011 Sales Incentive Compensation Plan, are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table for Fiscal 2011” above. The target amounts paid under the 2011 Bonus Plan and the 2011 Sales Incentive Compensation Plan vary depending on how actual performance compares to the established performance metrics set forth and more fully described on pages 38-40 of the Compensation Discussion and Analysis section of this Proxy Statement.

Calculation of Grant Date Fair Value. The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan Based Awards in Fiscal 2011” table above reflects, for each equity award granted during fiscal 2011, the grant date fair value of each equity award computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth information regarding outstanding stock options, RSUs and PSUs held by each of our named executive officers as of December 31, 2011. The vesting conditions for each award are set forth in the footnotes below the table.

	Stock Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas J. Fallon	8/8/2006	50,000	50,000	—	(1)	2.00	8/8/2016	2/10/2009	100,000	(12)	628,000
	8/8/2006	50,000	50,000	—	(1)	2.00	8/8/2016	2/10/2009	50,000	(13)	314,000
	2/10/2009	100,000	100,000	—	(1)	7.11	2/10/2019	11/23/2009	150,000	(14)	942,000
	8/10/2009	150,000	150,000	—	(1)	7.45	8/10/2019	2/10/2011	142,000	(15)	891,760
	11/23/2009	75,000	52,083	22,917	(2)	8.19	11/23/2016	—	—		—
	11/23/2009	5,595	—	5,595	(3)	8.19	11/23/2019	—	—		—
	11/23/2009	294,405	156,250	138,155	(3)	8.19	11/23/2019	—	—		—
	2/22/2010	29,214	17,853	11,361	(4)	7.61	6/6/2017	—	—		—
	2/22/2010	101,342	61,931	39,411	(4)	7.61	6/6/2017	—	—		—
	2/22/2010	2,817	1,291	1,526	(5)	7.61	2/28/2018	—	—		—
	2/22/2010	81,683	37,438	44,245	(5)	7.61	2/28/2018	—	—		—
	2/10/2011	41,279	11,655	29,624	(9)	8.58	2/10/2021	—	—		—
	2/10/2011	201,721	55,845	145,876	(9)	8.58	2/10/2021	—	—		—
	2/10/2011	60,750	—	60,750	(11)	8.58	2/10/2021	—	—		—
	2/10/2011	182,250	—	182,250	(11)	8.58	2/10/2021	—	—		—
Total		1,426,056	744,346	681,710					442,000		2,775,760
Ita M. Brennan	9/7/2006	3,125	3,125	—	(1)	2.00	9/7/2016	6/7/2007	1,760	(16)	11,053
	9/7/2006	2,344	2,344	—	(1)	2.00	9/7/2016	2/28/2008	2,700	(17)	16,956
	3/2/2009	50,000	50,000	—	(1)	6.71	3/2/2019	3/2/2009	50,000	(12)	314,000
	8/10/2009	33,000	33,000	—	(1)	7.45	8/10/2019	3/2/2009	25,000	(13)	157,000
	11/23/2009	37,500	26,041	11,459	(2)	8.19	11/23/2016	11/23/2009	25,000	(14)	157,000
	6/26/2010	62,226	23,867	38,359	(6)	6.90	6/26/2020	2/22/2010	3,575	(18)	22,451
	6/26/2010	12,774	4,258	8,516	(7)	6.90	6/26/2020	2/22/2010	2,928	(15)	18,388
	2/10/2011	65,000	18,055	46,945	(9)	8.58	2/10/2021	2/22/2010	4,180	(15)	26,250
	2/10/2011	16,250	—	16,250	(11)	8.58	2/10/2021	6/26/2010	28,125	(19)	176,625
	2/10/2011	48,750	—	48,750	(11)	8.58	2/10/2021	2/10/2011	33,000	(15)	207,240
Total		330,969	160,690	170,279					176,268		1,106,963

	Stock Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Options Total Grant (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
David F. Welch, Ph.D.	8/8/2006	50,000	50,000	—	(1)	2.00	8/8/2016	2/10/2009	100,000	(12)	628,000
	8/8/2006	137,500	137,500	—	(1)	2.00	8/8/2016	2/10/2009	50,000	(13)	314,000
	2/10/2009	100,000	100,000	—	(1)	7.11	2/10/2019	11/23/2009	50,000	(14)	314,000
	8/10/2009	150,000	150,000	—	(1)	7.45	8/10/2019	2/10/2011	41,000	(15)	257,480
	11/23/2009	75,000	52,083	22,917	(2)	8.19	11/23/2016	—	—		—
	2/22/2010	29,214	17,853	11,361	(4)	7.61	6/6/2017	—	—		—
	2/22/2010	101,342	61,931	39,411	(4)	7.61	6/6/2017	—	—		—
	2/22/2010	2,817	1,291	1,526	(5)	7.61	2/28/2018	—	—		—
	2/22/2010	81,683	37,438	44,245	(5)	7.61	2/28/2018	—	—		—
	2/10/2011	39,465	11,655	27,810	(9)	8.58	2/10/2021	—	—		—
	2/10/2011	41,535	10,845	30,690	(10)	8.58	2/10/2021	—	—		—
	2/10/2011	20,250	—	20,250	(11)	8.58	2/10/2021	—	—		—
	2/10/2011	60,750	—	60,750	(11)	8.58	2/10/2021	—	—		—
Total		889,556	630,596	258,960					241,000		1,513,480
Michael O. McCarthy III	5/16/2003	1,319	1,319	—	(1)	1.84	5/15/2013	2/10/2009	75,000	(12)	471,000
	11/28/2005	7,996	7,996	—	(1)	1.32	11/28/2015	2/10/2009	37,500	(13)	235,500
	8/8/2006	8,703	8,703	—	(1)	2.00	8/8/2016	11/23/2009	37,500	(14)	235,500
	8/8/2006	11,805	11,805	—	(1)	2.00	8/8/2016	2/10/2011	33,000	(15)	207,240
	2/10/2009	45,309	45,309	—	(1)	7.11	2/10/2019	—	—		—
	8/10/2009	51,040	51,040	—	(1)	7.45	8/10/2019	—	—		—
	11/23/2009	56,250	39,062	17,188	(2)	8.19	11/23/2016	—	—		—
	2/22/2010	25,642	14,594	11,048	(4)	7.61	6/6/2017	—	—		—
	2/22/2010	29,355	16,708	12,647	(4)	7.61	6/6/2017	—	—		—
	2/22/2010	2,886	1,198	1,688	(5)	7.61	2/28/2018	—	—		—
	2/22/2010	59,780	24,851	34,929	(5)	7.61	2/28/2018	—	—		—
	2/10/2011	38,577	11,655	26,922	(9)	8.58	2/10/2021	—	—		—
	2/10/2011	26,423	6,400	20,023	(10)	8.58	2/10/2021	—	—		—
	2/10/2011	16,250	—	16,250	(11)	8.58	2/10/2021	—	—		—
	2/10/2011	48,750	—	48,750	(11)	8.58	2/10/2021	—	—		—
Total		430,085	240,640	189,445					183,000		1,149,240
Ronald D. Martin	8/3/2009	580	580	—	(1)	6.97	8/3/2019	8/3/2009	12,500	(20)	78,500
	8/3/2009	36,920	16,086	20,834	(8)	6.97	8/3/2019	11/23/2009	12,500	(14)	78,500
	11/23/2009	3,144	1,572	1,572	(2)	8.19	11/23/2016	2/10/2011	25,000	(15)	157,000
	11/23/2009	11,441	7,283	4,158	(2)	8.19	11/23/2016	—	—		—
	2/10/2011	7,607	—	7,607	(9)	8.58	2/10/2021	—	—		—
	2/10/2011	41,393	13,611	27,782	(10)	8.58	2/10/2021	—	—		—
	2/10/2011	12,250	—	12,250	(11)	8.58	2/10/2021	—	—		—
	2/10/2011	36,750	—	36,750	(11)	8.58	2/10/2021	—	—		—
	Total	150,085	39,132	110,953					50,000		314,000

(1)	This stock option grant is fully vested.
(2)	The remaining unvested portion of this stock option grant vests in monthly amounts through November 23, 2012, subject to the named executive officer’s continued employment with Infinera.
(3)	The remaining unvested portion of this stock option grant vests in monthly amounts through November 23, 2013, subject to the named executive officer’s continued employment with Infinera.
(4)	The remaining unvested portion of this stock option grant vests in monthly amounts through February 5, 2013, subject to the named executive officer’s continued employment with Infinera.
(5)	The remaining unvested portion of this stock option grant vests in monthly amounts through February 5, 2014, subject to the named executive officer’s continued employment with Infinera.
(6)	The remaining unvested portion of this stock option grant vests in monthly amounts through June 26, 2014, subject to the named executive officer’s continued employment with Infinera.
(7)	The remaining unvested portion of this stock option grant vests in monthly amounts through December 26, 2013, subject to the named executive officer’s continued employment with Infinera.
(8)	The remaining unvested portion of this stock option grant vests in monthly amounts through August 3, 2013, subject to the named executive officer’s continued employment with Infinera.
(9)	The remaining unvested portion of this stock option grant vests in monthly amounts through February 10, 2014, subject to the named executive officer’s continued employment with Infinera.
(10)	The remaining unvested portion of this stock option grant vests in monthly amounts through December 10, 2013, subject to the named executive officer’s continued employment with Infinera.
(11)

These performance-based stock options vest based on specific performance metrics related to Infinera’s next generation product, and subject to each named executive officer’s continued service to Infinera. If the performance metrics are not met within the time limits specified in the award agreements, the performance-based stock options will be canceled.

(12)

This PSU grant entitles the named executive officer to receive shares of common stock based on our stock price performance as compared to the NASDAQ Composite Index (the “NCI”). The PSUs vest in one annual installment following the measurement period on January 1, 2012. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement period is a comparison of the six month average between July 1 and December 31, 2011 as compared to the 30 day trailing average as of December 31, 2008.

(13)

This PSU grant entitles the named executive officer to receive shares of common stock based on our stock price performance as compared to the NCI. The PSUs vest in two equal annual installments following each measurement period on January 1, 2012 and January 1, 2013, respectively. The amount of shares to be awarded pursuant to the PSUs is subject to adjustment within a range of 0.5x to 2x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement periods are a comparison of the six month average between July 1 and December 31, 2011 and the six month average between July 1 and December 31, 2012, respectively, as compared to the 30 day trailing average as of December 31, 2008.

(14)

This PSU grant entitles the named executive officer to receive shares of common stock based on our stock price performance as compared to NCI. The PSUs vest in one annual installment following the measurement period on January 1, 2013. The amount of shares to be awarded is subject to adjustment within a range of 0.5x to 2x payout of shares based upon the change in our stock price as measured against the change of the NCI. The measurement period is a comparison of the six month average between July 1 and December 31, 2012 as compared to the 30 day trailing average as of December 31, 2009.

(15)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2014, subject to the named executive officer’s continued employment with Infinera.
(16)	The remaining unvested portion of this RSU grant vests in its entirety on October 1, 2012, subject to the named executive officer’s continued employment with Infinera.
(17)	The remaining unvested portion of this RSU grant vests in its entirety on April 1, 2013, subject to the named executive officer’s continued employment with Infinera.
(18)	The remaining unvested portion of this RSU grant vests in its entirety on February 5, 2013, subject to the named executive officer’s continued employment with Infinera.
(19)	The remaining unvested portion of this RSU grant vests in its entirety on July 1, 2014, subject to the named executive officer’s continued employment with Infinera.
(20)	The remaining unvested portion of this RSU grant vests in its entirety on August 5, 2013, subject to the named executive officer’s continued employment with Infinera.

Option Exercises and Stock Vested for Fiscal 2011

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs and PSUs during fiscal 2011 by each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas J. Fallon	—	—	150,000	1,395,000
Ita M. Brennan	—	—	47,504	401,343
David F. Welch, Ph.D.	—	—	100,000	878,500
Michael O. McCarthy III	—	—	53,750	483,138
Ronald D. Martin	—	—	12,500	106,563

(1)	The value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the named executive officer.

Estimated Payments and Benefits Upon Termination, Change of Control or Death/Disability

Change of Control Benefits

As discussed above in the “Compensation Discussion and Analysis – “Double Trigger” Change of Control and Separation Benefits” section, the terms below apply with respect to our named executive officers if we undergo a Change of Control transaction and such individual is terminated without Cause or as a result of a Constructive Termination within 12 months following the transaction, subject to such individual entering into and not revoking a release of claims in our favor:

•	100% of all outstanding equity awards will vest;

•

The CEO will be paid a lump sum severance payment equal to two (2) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary; and

•

The CEO will be reimbursed for premiums under COBRA for a period of twenty-four (24) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of eighteen (18) months.

Separation Benefits

As discussed above in the “Compensation Discussion and Analysis – “Double Trigger” Change of Control and Separation Benefits” section, the Compensation Committee determined that Infinera shall pay severance to our named executive officers if such named executive officer is terminated by Infinera, except in the event of termination following a Change of Control or for Cause. The Compensation Committee established the following terms for severance payments, payable if the individual is terminated without Cause or as a result of a Constructive Termination, subject to such individual entering into and not revoking a release of claims in our favor:

•

The CEO will be paid a lump sum severance payment equal to one and one-half (1.5) times annual base salary and the other named executive officers will be paid a lump sum severance payment equal to one (1) times annual base salary; and

•

The CEO will be reimbursed for premiums under COBRA for a period of eighteen (18) months and the other named executive officers will be reimbursed for premiums under COBRA for a period of twelve (12) months.

If a named executive officer’s employment with Infinera is less than one year, the amount of severance payable to such individual shall be equal to the lesser of (x) the salary paid to such individual during their period of employment, or (y) the severance amount set forth above.

Death and Disability Benefits

Pursuant to our 2000 Stock Option Plan and 2007 Plan, accelerated vesting is provided in the event of the death (with exceptions in certain circumstances) or permanent disability of an employee, including the named executive officers. Accrued vacation will also be paid out in the event of the death or permanent disability of such individual. We do not currently provide any other benefits in the event of an employee’s death or permanent disability.

For purposes of these benefits, the following terms have the following meanings:

Change of Control	(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Infinera representing fifty percent (50%) or more of the total voting power represented by Infinera’s then outstanding voting securities; (ii) the consummation of the sale or disposition by Infinera of all or substantially all of Infinera’s assets; (iii) the consummation of a merger or consolidation of Infinera with any other corporation, other than a merger or consolidation which would result in the voting securities of Infinera outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Infinera or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors of Infinera as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of Infinera at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Infinera).

Constructive Termination

The executive officer’s resignation as a result of, and within three (3) months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following: (i) a material reduction in the executive officer’s job, duties or responsibilities in a manner that is substantially inconsistent with the position, duties or responsibilities held by the executive officer immediately before such reduction, (ii) a material reduction in the executive officer’s base salary (in other words, a reduction of more than five percent of executive’s base salary within the twelve-month period following a Change of Control), or (iii) a material change in the work location at which the executive officer is required to perform services for Infinera (in other words, a requirement that the executive officer relocate to a work location that is more than 50 miles from the executive’s work location in effect as of the date immediately prior to a Change in Control). The executive officer will not resign as the result of a Constructive Termination without first providing Infinera with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a cure period of thirty (30) days following the date of such notice.

Cause	(i) The executive officer’s willful failure to substantially perform his or her duties and responsibilities to Infinera or deliberate violation of a Company policy; (ii) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to Infinera; (iii) unauthorized use or disclosure by the executive officer of any proprietary information or trade secrets of Infinera or any other party to whom the executive officer owes an obligation of nondisclosure as a result of his or her relationship with Infinera; or (iv) the executive officer’s willful breach of any of his or her obligations under any written agreement or covenant with Infinera. The determination as to whether the executive officer is being terminated for Cause will be made in good faith by Infinera and will be final and binding on the executive officer.

Summary Tables

The amount of compensation and benefits payable to each named executive officer in the case of termination by Infinera, a termination following a Change of Control transaction, or a termination due to death or permanent disability has been estimated in the table below. The value of the outstanding equity award vesting acceleration was calculated based on the assumption that the termination event occurred on December 31, 2011. The closing price of our stock as of the last trading day prior to our fiscal year-end, December 30, 2011, was $6.28, which was used as the value of our common stock in the calculations. The value of the vesting acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying unvested, in the money equity awards as of December 31, 2011 by $6.28 and (ii) subtracting the exercise price for the unvested stock options.

		Potential Payments in Connection With:
Name	Type of Benefit	Termination Under Separation Policy ($)	Termination After a Change of Control ($)	Termination Upon Death or Disability ($)
Thomas J. Fallon	Cash Severance	450,000	600,000	—
	Vesting Acceleration(1)	—	2,775,760	2,775,760
	Continued Coverage of Employee Benefits	34,716	46,287	—
	Accrued Vacation Pay	8,784	8,784	8,784
	Total Benefits	493,500	3,430,831	2,784,544

Ita M. Brennan	Cash Severance	300,000	450,000	—
	Vesting Acceleration(2)	—	1,106,963	1,106,963
	Continued Coverage of Employee Benefits	7,657	11,486	—
	Accrued Vacation Pay	26,742	26,742	26,742
	Total Benefits	334,399	1,591,191	1,133,705

David F. Welch, Ph.D.	Cash Severance	300,000	450,000	—
	Vesting Acceleration(3)	—	1,513,480	1,513,480
	Continued Coverage of Employee Benefits	23,144	34,716	—
	Accrued Vacation Pay	37,125	37,125	37,125
	Total Benefits	360,269	2,035,321	1,550,605

Michael O. McCarthy III	Cash Severance	300,000	450,000	—
	Vesting Acceleration(4)	—	1,149,240	1,149,240
	Continued Coverage of Employee Benefits	23,144	34,716	—
	Accrued Vacation Pay	35,626	35,626	35,626
	Total Benefits	358,770	1,669,582	1,184,866

Ronald D. Martin	Cash Severance	350,000	525,000	—
	Vesting Acceleration(5)	—	314,000	314,000
	Continued Coverage of Employee Benefits	23,144	34,716	—
	Accrued Vacation Pay	47,116	47,116	47,116
	Total Benefits	420,260	920,832	361,116

(1)

The vesting of 442,000 shares of common stock would accelerate if Mr. Fallon was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 31, 2011.

(2)

The vesting of 176,268 shares of common stock would accelerate if Ms. Brennan was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 31, 2011.

(3)

The vesting of 241,000 shares of common stock would accelerate if Dr. Welch was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 31, 2011.

(4)

The vesting of 183,000 shares of common stock would accelerate if Mr. McCarthy was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 31, 2011.

(5)

The vesting of 50,000 shares of common stock would accelerate if Mr. Martin was terminated without Cause, as a result of a Constructive Termination within 12 months following a Change of Control or upon death or permanent disability as of December 31, 2011.

PROPOSAL 3

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the tabular disclosures of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the compensation of our named executive officers.

As described in detail under the heading “Compensation of Executive Officers – Compensation Discussion and Analysis,” we believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of Infinera. The goals of our executive compensation programs are to fairly compensate our executives, attract and retain highly qualified executives able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation programs reward are focused on financial and operating goals, including specific revenue and operating income performance metrics and product development goals. Please read the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 28 for additional details about our executive compensation programs, including information about the fiscal 2011 compensation of our named executive officers. Highlights of our executive compensation programs include the following:

•	A mix of cash and equity incentive awards through the principal compensation components of base salary, incentive cash compensation and long-term equity incentive compensation;

•	An overall cash compensation (assuming that targeted levels of performance are achieved) at or below the median compensation of our peer group of technology companies;

•	A long-term equity incentive plan awarding substantially at-risk awards subject to the achievement of performance objectives;

•	Clearly defined short- and long-term individual and company objectives; and

•	Annual performance reviews of all named executive officers.

Our Board believes that our executive compensation program properly aligns the interests of our executive officers with those of our stockholders, and is worthy of the support of our stockholders. In determining whether to approve this say-on-pay proposal, we believe that our stockholders should consider the following factors:

•

Independent Compensation Committee. Our executive compensation policies and programs are reviewed and established by the Compensation Committee of the Board, which is comprised entirely of independent directors. The Compensation Committee also receives data, analysis and input from an independent compensation consultant.

•	Heavy Weighting of Performance-Based Compensation. We have heavily weighted the compensation for our executive officers towards performance-based cash and equity awards.

•	No Employment Agreements. Our executive officers are “at-will” employees and do not have employment agreements or supplemental executive retirement plans.

•

Stock Ownership Guidelines. Our executive officers are subject to Stock Ownership Guidelines described in more detail in the “Corporate Governance and the Board of Directors” section of this Proxy Statement.

•	No Additional Perquisites. Our executive officers are eligible for the same benefits as non-executive employees and do not receive any significant additional perquisites.

For these reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, practices and objectives described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED: That Infinera Corporation’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for Fiscal 2011 and the accompanying footnotes and narratives within the Compensation of Executive Officers section of the Proxy Statement.”

As an advisory vote, this say-on-pay proposal is not binding upon Infinera, our Board or the Compensation Committee. However, Infinera, our Board and the Compensation Committee, which are responsible for overseeing, reviewing and administering our executive compensation programs, value the opinions expressed by our stockholders and will continue to consider our stockholders’ concerns in evaluating future compensation decisions for named executive officers.

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 3 – Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a formal policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In fiscal 2011, Infinera did not engage in any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and certain transactions in our common stock. Based solely upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal 2011 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) were met in a timely manner during fiscal 2011, except for certain transactions that should have been reported on Form 4 for each of Messrs. Fallon, McCarthy and Martin, Dr. Welch and Ms. Brennan by February 15, 2011, which were actually reported on Form 4 on April 5, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by security holders(2)	18,518,591	$3.77	11,624,833
Equity compensation plans not approved by security holders	—	—	—
Total	18,518,591		11,624,833

(1)	Includes 1,114,890 shares of common stock available for future issuances under Infinera’s 2007 ESPP.
(2)

Our 2007 Plan provides that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 Plan shall be increased by the lesser of (i) 9,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as is determined by the Board or a committee of the Board. For 2012, the Board approved an increase in the number of shares of common stock authorized under the 2007 Plan of 5,348,809 shares. Our 2007 ESPP provides that on the first day of our fiscal year, the number of shares of common stock authorized under the 2007 ESPP shall be increased by the lesser of (i) 1,875,000 shares of common stock, (ii) 1% of the outstanding shares of common stock on such date or (iii) such other amount as is determined by the Board or a committee of the Board. For 2012, the Board approved an increase in the number of shares of common stock authorized under the 2007 ESPP of 1,069,761 shares.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”), stockholder proposals must comply with our Bylaws and the requirements of Rule 14a-8 under the Exchange Act and be received by our Corporate Secretary at our principal executive offices no later than November 30, 2012, or no later than 120 calendar days before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting.

To be raised at the 2013 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give timely notice thereof in proper written form to our Corporate Secretary of any business, including nominations of directors for our Board that the stockholder wishes to raise at our 2013 Annual Meeting. To be timely, the stockholder notice must be received by our Corporate Secretary no later than February 13, 2013 nor earlier than January 14, 2013, or no later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our Proxy Statement or Notice to stockholders in connection with this year’s Annual Meeting. To be in proper written form, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in greater detail in our Bylaws. In connection with a stockholder nomination of a candidate for our Board, the stockholder notice must also include certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at http://www.infinera.com in the Corporate Governance section on the Investor Relations’ page.

Under Rule 14a-8 of the Exchange Act, if the date of the 2013 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2013 Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of this year’s Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary no earlier than the close of business on the 120th day prior to the 2013 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2012 Annual Meeting, or (ii) the tenth day following the day on which disclosure in a press release reported by Marketwire, Inc., Associated Press or a comparable national news service or in a document publicly filed by Infinera with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act of the date of the 2013 Annual Meeting is first made.

If we receive notice of a matter to come before the 2013 Annual Meeting that is not in accordance with the deadlines described above and as more fully set forth in our Bylaws and Rule 14a-8 of the Exchange Act, we will use our discretion in determining whether or not to bring such matter before the 2013 Annual Meeting. If such matter is brought before the 2013 Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our common stock, but sharing the same address, we have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders who have the same last name and address, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice, and as applicable, any additional proxy materials that are delivered. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in “householding” will continue to have access to and utilize separate proxy voting instructions.

Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy materials or if you would like an additional copy of any of the proxy materials, please notify your broker or direct your written request to Infinera Corporation, 140 Caspian Court, Sunnyvale, CA 94089, Attn: Corporate Secretary, or call (408) 572-5200. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board,

/S/ MICHAEL O. MCCARTHY III
Michael O. McCarthy III
Chief Legal and Administrative Officer and
Corporate Secretary

Sunnyvale, California

March 30, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 15, 2012.

infinera®

INTERNET http://www.proxyvoting.com/infn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Please have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment 16738 16732

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF

THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

Please mark your votes as

indicated in this example X

FOR WITHHOLD FOR ALL

1. ELECTION OF THREE ALL FOR ALL EXCEPT FOR AGAINST ABSTAIN

CLASS II DIRECTORS

Nominees:

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending December 29, 2012.

01 Dan Maydan, Ph.D.

02 Paul J. Milbury

3. To approve, on an advisory basis, the Company’s executive compensation.

03 David F. Welch, Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any The Board of Directors Recommends a Vote “For” each of the Nominees listed in Proposal 1 and individual nominee(s), mark the “For All Except” box above “For” Proposals 2 and 3.

and write the name(s) of the nominee(s) in the space

provided below.)

Mark here if you plan to attend the meeting.

Mark Here for

Address Change

RESTRICTED AREA - SCAN LINE or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Infinera Corporation account online.

Access your Infinera Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Infinera Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status

• Make address changes

• View certificate history

• Obtain a duplicate 1099 tax form

• View book-entry information

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-415-9688

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2012 Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.proxyvoting.com/infn

FOLD AND DETACH HERE

Proxy - Infinera Corporation

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 16, 2012 10:00 a.m., Pacific Time

Proxy Solicited by the Board of Directors for Annual Meeting May 16, 2012

The undersigned hereby appoints Thomas J. Fallon and Michael O. McCarthy III, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Infinera Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 16, 2012 or any adjournment, continuation or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 (Election of Directors); FOR Proposal 2 (To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2012); and FOR Proposal 3 (Advisory approval of executive compensation). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

Fulfillment

(Continued and to be marked, dated and signed, on the other side) 16738

16732

RESTRICTED AREA - SIGNATURE LINES